Exhibit 10.1

EXECUTION VERSION

Share Purchase Agreement

IGT-UK Group Limited

and

International Game Technology

and

Cyberview International, Inc.

and

Global Draw Limited

and

Scientific Games Corporation

for the sale and purchase of all of the issued shares of Barcrest Group Limited and Cyberview Technology CZ s.r.o

26 April 2011

[Note:  The Share Purchase Agreement contains representations and warranties made only for the purposes of such Agreement solely for the benefit of the parties thereto, and are not intended to be and should not be relied upon by any other person.  These representations and warranties should not be treated as establishing matters of fact, but rather as a way of allocating risk between the parties.  Moreover, certain of the representations and warranties may be subject to limitations agreed upon by the parties to such Agreement and are qualified by information in a confidential disclosure letter.  These representations and warranties may apply standards of materiality in a way that is different from what may be material to investors, and were made only as of the date of such Agreement or such other date or dates as may be specified in such Agreement and are subject to more recent developments.  Accordingly, investors are not third party beneficiaries under such Agreement and should not rely on the representations and warranties in such Agreement as characterizations of the actual state of facts.]

i

TABLE OF CONTENTS

(continued)

ii

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made on 26 April 2011,

BETWEEN:

(1)                                 IGT-UK GROUP LIMITED (No. 5541397) whose registered office is at Margaret Street, Ashton-under-Lyne, Lancashire OL7 0QQ (the “Seller”);

(2)                                INTERNATIONAL GAME TECHNOLOGY, a Nevada corporation whose registered office is at 9295 Prototype Drive, Reno, NV 89521-8986 (the “Seller Guarantor”);

(3)                                 CYBERVIEW INTERNATIONAL, INC., a Delaware corporation whose registered office is at 160 Greentree Drive, Suite 101, Dover, DE 19904 (the “Czech Seller”);

(4)                                 GLOBAL DRAW LIMITED (No. 03565480) whose registered office is at 99 Green Lane, Hounslow, Middlesex, TW4 6BW (the “Buyer”); and

(5)                                 SCIENTIFIC GAMES CORPORATION, a Delaware corporation whose registered office is at 750 Lexington Avenue, New York, NY 10022 (the “Buyer Guarantor”)

for the sale and purchase of all of the issued shares of BARCREST GROUP LIMITED and CYBERVIEW TECHNOLOGY CZ S.R.O.

THE PARTIES AGREE AS FOLLOWS:

1.                                      INTERPRETATION

1.1                               In this Agreement, including the schedules hereto, the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:

“2010 Accounts” means the unaudited combined financial statements of the Group comprising the combined balance sheet of the Group, the combined profit and loss statement of the Group and the combined cash flow statement of the Group as at and for the financial year ended on the 2010 Accounts Date which are annexed to the Disclosure Letter;

“2010 Accounts Date” means 30 September 2010;

“AAMS” means Amministrazione Autonoma Dei Monopoli di Stato;

“Accounts” means the audited financial statements of each Group Company, comprising its balance sheet, profit and loss account or, where relevant, the income statement or other equivalent financial statement required to be prepared by (in the case of the Company and the Subsidiaries) Generally Accepted Accounting Practice in the United Kingdom and (in the case of Cyberview Czech) the IFRS and Czech Accounting Standards and (in the case of Barcrest Development B.V.) Title 9, Book 2 of the Netherlands Civil Code, together in each case with the notes thereon, directors’ report and auditors’ report, as at and for the financial year ended on the Accounts Date which are annexed to the Disclosure Letter;

“Accounts Date” means 30 September 2009;

“Acquisition” means the sale and purchase of the Shares contemplated by this Agreement, and any related matters;

“Action” means any action, arbitration, claim, mediation, dispute, grievance, inquiry, investigation, litigation, suit, interference, opposition, cancellation or other proceeding;

“Agreed Form” means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Buyer (or the Buyer’s Solicitors on behalf of the Buyer) and the Seller (or the Seller’s Solicitors on behalf of the Seller);

“Agreed Rate” means two per cent above the base rate from time to time of Barclays Bank plc;

“Bass Executive Plan” means the Bass Executive Pension Plan, operated by Bass plc, of which some employees of the Group Companies were members prior to the acquisition of Barcrest Limited by the Company in 1998;

“Bass Plan” means the Bass Pension Plan, operated by Bass plc, of which some employees of the Group Companies were members prior to the acquisition of Barcrest Limited by the Company in 1998;

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which banks generally are open in London for the transaction of normal banking business;

“Business Plan” means the business plan for the Group for the financial year ending 30 September 2011 in the form appended to the Disclosure Letter at Annex II;

“Buyer’s Account” means the account as may be notified by the Buyer to the Seller (in writing) for the purpose from time to time

“Buyer’s Group” means the Buyer and its Related Persons from time to time (including, from Completion, each of the Group Companies), all of them and each of them as the context admits;

“Buyer Obligation” means any representation, warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Deed) given by the Buyer to the Seller under any Transaction Agreement;

“Buyer’s Solicitors” means Skadden, Arps, Slate, Meagher & Flom (UK) LLP;

“Cash” means the aggregate amount of freely available cash and cash equivalents held by the Group with reference to the nominal ledger, and the aggregate amount held by the Group for finance lease prepayments, in each case, immediately prior to Completion, but, for the avoidance of doubt, excluding any amount in respect of any receivables (including the Extended Term Receivables), as set out in the Statement and calculated in accordance with clause 7 and on the basis of the accounting policies and procedures set out in schedule 7, and provided that in the case of a Non-Wholly Owned Subsidiary, only the Pro-rata Amount of Cash attributable to such Non-Wholly Owned Subsidiary shall be taken into account;

“Cirsa Matter” means any allegations, complaints or claims (including any claim of default by a Group Company or termination of the relevant Contract) by Cirsa Italia S.p.A (or any of its Related Persons) (“Cirsa”) arising out of or relating to the Company’s obligations with respect to the development and supply of video lottery terminals to Cirsa as referred to in the Disclosure Letter, to the extent based on facts and circumstances in existence as at Completion;

“Company” means Barcrest Group Limited (No. 03500514);

“Company Policies” means shall bear the meaning given to that term in paragraph 11.1(b) of schedule 3;

“Company Shares” means all of the issued shares in the capital of the Company;

“Company Game Product” means any games or gaming products (including the graphics, content, sounds, imagery, branding, paytables, formulas, math models and “look and feel” therein), software products, and any software components of any other products, that are made, sold or owned by any Group Company (including the CVT 6-7, and CVT07 software), including software-development management and game development tools used to create and manage the foregoing, object code, source code, specifications, designs, assembler code, test scripts, and manuals and other documentation related to the foregoing (but excluding, for the avoidance of doubt, commercially available “off the shelf” computer software licensed by Barcrest from third parties and the Wolf Run Math Model licensed in the New Media Game Content Agreement);

“Competing Business” means the sale, marketing, distribution, operating, designing, licensing, supporting or manufacturing of Products; provided that Competing Business will not include (a) any licensing or supporting Intellectual Property of Seller Guarantor and its Related Persons other than game content on land based gaming machines in Category “B-2, “B-3”, “B-4”, “C” or “D” as defined under applicable United Kingdom Gaming Commission Regulations, as in effect on the date of this Agreement nor (b) any action or any competition conducted by Seller Guarantor or its Related Persons in (i) Category “A” or (ii) Category “B-1” but excluding Categories “B-2”, “B-3”, “B-4”, “C” or “D”, in the case of each such excluded category as it is defined in such Regulations (including Video Bingo Machines), as in effect on the date of this Agreement;

“Completion” means the completion of the sale and purchase of the Shares in accordance with clause 5;

“Completion Accounts” means a document in the format set out in schedule 6 to be prepared in accordance with clause 7 and on the basis of the accounting policies and procedures set out in schedule 7;

“Completion Date” shall bear the meaning given to such term in clause 5.2;

“Completion Payment” means an amount equal to:

(a)                                 £32,900,000;

(b)                                 PLUS an amount equal to the Estimated Cash;

(c)                                  LESS an amount equal to the Estimated Debt; and

(d)                                 if the Estimated Working Capital Amount is greater than the Target Working Capital Amount, PLUS the amount of the difference, or, if the Estimated Working Capital Amount is less than the Target Working Capital Amount, LESS the amount of the difference, provided that, for the purpose of calculating the Completion Payment, if and to the extent that any amount is expressed in a currency other than pounds sterling, it shall be converted into pounds sterling at the Exchange Rate as at the date which is two Business Days before the Completion Date;

“Conditions” has the meaning given to it in clause 3.1;

“Confidential Information” means

(a)                                 any information received or held as of the Completion Date by the Seller (or any of its Representatives) or provided pursuant to clause 7.7 where such information is confidential, proprietary, or valuable and relates to any member of the Buyer’s Group or any of the Group Companies; and

(b)                                 any information relating to the provisions and subject matter of, and negotiations leading to, this Agreement, the Tax Deed, and the other Transaction Agreements;

and includes not only written information but information transferred, held or obtained orally, visually, electronically or by any other means;

“Contract” means any contract, arrangement, undertaking, lease, commitment, obligation, purchase order, statement of work, license, note, mortgage, bond, indenture, arrangement, or other legally binding agreement or obligation, whether written or oral;

“Covered Termination” has the meaning given to it in clause 6.5;

“Cyberview Czech” means CYBERVIEW TECHNOLOGY CZ s.r.o. Business ID No. 27168174, whose registered office is at Prague 5, Hlubocepy, Hlubocepska 418/70,

Postal Code 152 00, registered in the Commercial Register administered by the Municipal Court in Prague, Section C, Insert 101493;

“Cyberview Czech Share” means, as of the day hereof, the 100 per cent ownership share (in Czech Obchodni podil) in Cyberview Czech corresponding to the contribution of CZK 200,000 in the registered capital of Cyberview Czech, representing 100 per cent. of the registered capital and voting rights, which shall be divided before Completion pursuant to the resolution described in clause 5.4(c) to a 90 per cent. ownership share corresponding to a contribution of CZK 180,000 and a 10 per cent. ownership share corresponding to a contribution of CZK 20,000;

“Czech Accounting Standards” means the accounting standards issued by the Ministry of Finance of the Czech Republic, from time to time;

“Czech Insolvency Act” means Act No. 182/2006 Coll., on insolvency and means of its solution (insolvency act), as amended;

“Czech Transfer Agreement” means the documentation required to effect transfers of the Cyberview Czech Share to the Buyer in the form attached in schedule 8;

“Dangerous Substance” means any natural or artificial substance, article or material (whether in the form of a solid, liquid, gas or vapour), which alone or in combination with any other substance, article or material is capable of causing harm or damage to property or to the Environment, including man, and such substance, article or material shall include radiation, PCBs, asbestos, petroleum, urea-formaldehyde and Waste;

“Data Room” means an internet website “Project Ben DataSite” maintained by Merrill Corp. at the direction of the Seller as of 21 April 2011, a true, complete and correct copy of all materials and information on which will be provided on DVD to the Buyer promptly after the date of this Agreement;

“Debt” means the aggregate amount of indebtedness of the members of the Group, including for Financial Debt, accrued interest and penalties, accrued and/or payable dividends (including dividends payable by Red Gaming Limited to any person other than the Company), obligations with respect to bonuses or other incentive compensation not in the ordinary course (including bonuses payable to any of the directors and employees of Red Gaming Limited and bonuses payable in connection with the transactions contemplated by the Transaction Agreements), transaction fees and expenses in connection with the transactions contemplated by the Transaction Agreements, deferred consideration for any property or services, costs and accrued liabilities relating to exceptional and non-ordinary course items, retrospective discounts, convertible loan stock, provisions and accrued liabilities for Tax, in each case, immediately prior to Completion, and any guarantee or indemnity obligations incurred by any Group Company in respect of any of the foregoing, as set out in the Statement and calculated in accordance with clause 7 and on the basis of the accounting policies and procedures set out in schedule 7, together with a sum equal to the SNAI Remediation Contribution provided that in the case of a Non-Wholly Owned Subsidiary, only the Pro-rata Amount of Debt attributable to such Non-Wholly Owned Subsidiary shall be taken into account and, for the avoidance of doubt, the Terminal Repurchase Obligations will not be considered Debt.

“Default Rate” means five per cent above the base rate from time to time of Barclays Bank plc;

“Deferred Consideration” means the amounts, if any, that are paid by the Buyer to the Seller in accordance with the provisions of schedule 14;

“Disclosure Letter” means a letter on or prior to the date of this Agreement together with the attachments thereto addressed by the Seller to the Buyer disclosing exceptions to the Warranties which has been provided to the Buyer prior to the entry into of this Agreement;

“Domain Name Assignment” means the domain name assignment in the Agreed Form;

“Encumbrance” means any lien, pledge, encumbrance, charge (fixed or floating), mortgage, third party claim, debenture, option, right of pre-emption, rights of first or last refusal, negotiation or similar rights, royalty or revenue interests, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or other security interests of any kind whatsoever, including retention arrangements or other encumbrances and any agreement to create any of the foregoing;

“Endemol Matter” means any allegations, complaints or claims of infringement of any Intellectual Property by Endemol UK Plc (or any of its Related Persons) (“Endemol”) and other related allegations, complaints or claims by Endemol (e.g., breach of common law rights and “passing off”) referred to in the Disclosure Letter or the correspondence between Endemol (or its counsel) and any Group Company (or its counsel) included in the Data Room;

“Enterprise Act” means the Enterprise Act 2002;

“Environment” means all, or any of the following media, namely the air (including, without limitation, the air within buildings and the air within other natural or man-made structures above or below ground), water (including, without limitation, water under or within land and water in pipes or drains), soil and land, and any living organisms or systems supported by those media;

“Environmental Condition” means any presence, retention, accumulation or migration of any Dangerous Substances at, in, on, under or from the Manchester Property at any time (save to the extent that any such Dangerous Substances are first present at the Manchester Property as a result of the act or omission of the Buyer or the Buyer’s Group following the Completion Date);

“Environmental Matters” means the disposal, release, spillage, deposit, escape, discharge, leak or emission of substances which may be hazardous to the Environment or waste and the creation of any noise, vibration, radiation, common law or statutory nuisance or other adverse impact on the Environment and any other matters in relation to the Properties and the business of the Company which are related to pollution or protection of the Environment or the protection of human health and safety in the workplace, save, for the avoidance of doubt, Environmental Matters shall not include any matter relating to town and country planning;

“Environmental Warranties” means the Warranties set out in paragraph 25 of schedule 3;

“Estimated Cash” has the meaning given to that term in clause 5.3(c);

“Estimated Debt” has the meaning given to that term in clause 5.3(b);

“Estimated Working Capital Amount” has the meaning given to that term in clause 5.3(a);

“Exchange Rate” means with respect to a particular currency for a particular day the spot rate of exchange (the closing mid-point) for that currency into pounds sterling on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by Barclays Bank as at the close of business in London as at such date;

“Extended Term Receivables” means amounts due to members of the Group from:  (i) Cirsa Italia S.P.A. for the supply of “VLT Hardware” pursuant to clause 2 of schedule 1 to the Supply, Licensing and Maintenance Agreement dated 20 November 2009 (set out in the Data Room at document reference 5.9.3.3), and in such case such amounts not to exceed Euros 3,039,870 in the aggregate; and (ii) Sceptre Leisure Solutions Limited, in connection with the Purchase Agreement effective as at 28 May 2010 (set out in the Data Room at document reference 5.9.1.53), and in such case such amounts not to exceed £2,733,145 in the aggregate, in each case where such amounts are in respect of supplies made by the Seller Group prior to Completion;

“fairly disclosed” shall mean fairly disclosed and in such manner to enable a reasonable person to make a reasonably informed and accurate assessment of the matter concerned and its effect and to understand that it amounts to a breach (or potential breach) of Warranty;

“Financial Debt” means all borrowings and other indebtedness by way of loans, overdrafts, acceptance credit or similar facilities, letters of credit, loan stocks, bonds, debentures, notes, debt or inventory financing, finance leases or sale and lease back arrangements, hire purchase commitments or any other arrangements the purpose of which is to borrow money, together with foreign exchange, interest rate or other swaps, hedging obligations, bills of exchange, recourse obligations on factored debts and obligations under derivative instruments;

“Firm” shall bear the meaning given to such term in clause 7.5;

“Full Title Guarantee” means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee;

“Fundamental Warranties” means the Warranties set out in paragraphs 1.1, 1.2, 1.3, 2.1, 2.2, 2.3, 10.1, 20 and 26 of schedule 3;

“Group” means the Company, the Subsidiaries and Cyberview Czech and “Group Company” means any one of them;

“Group IP” means all Intellectual Property used, or held for use, in a Group Company’s business;

“Governmental Authority” means any supranational (having regulatory power), national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any other supranational, governmental, intergovernmental, quasi-governmental authority, body, department or organisation, including the European Union, or any regulatory body appointed by any of the foregoing in each case, in any jurisdiction;

“HMRC” means Her Majesty’s Revenue and Customs and, where relevant, any predecessor body which carried out part of its functions;

“IAS Regulation” means EC Regulation No. 1606/2002 of the European Parliament and the Council of 19 July 2002 on the application of international accounting standards;

“IFRS” means International Financial Reporting Standards, International Accounting Standards and interpretations of those standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and their predecessor bodies as adopted by the European Commission under Regulation 1606/2002 and the applicable provisions of the Companies Act 2006;

“Information Technology” means all computer systems (including software and hardware) owned, supported by or licensed to any of the Group Companies (except Company Game Products);

“Intellectual Property” means all patents, trademarks, trade dress, service marks, and other indicia of source of origin (together with all goodwill symbolized by any of the foregoing), computer software, databases and compilations, design rights, trade names, copyrights, (whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), domain names, rights in inventions, Know-How, trade secrets and other Confidential Information, and all other intellectual property rights in any part of the world;

“Intellectual Property Assignments” means the Domain Name Assignment and the Trademark Assignment;

“Intellectual Property License Agreement” means the Intellectual Property License Agreement to be entered into between the Buyer Guarantor and IGT, a subsidiary of the Seller Guarantor, in the Agreed Form.

“Interest Element” shall bear the meaning given to such term in clause 8.1;

“Intra-Group Indebtedness” means all debts outstanding between any of the Group Companies, on the one hand, and any member of the Seller’s Group, on the other hand;

“Intra-Group Payables” means amounts owing from members of the Group to members of the Seller’s Group;

“Intra-Group Receivables” means amounts owing from members of the Seller’s Group to members of the Group;

“Insolvency Event” means, in respect of any person, the making of an order, presentation of a petition or passing of a resolution for winding up or the appointment of a provisional liquidator in respect of the person, the taking of any step (including the service of any notice, the filing of any document or the making of any order) with respect to the placing of the person in administration, the appointment of any receiver, receiver and manager or administrative receiver of the whole or part of the person’s business or assets, or the entry into, proposing or approval of any compromise or arrangement with the creditors or any class of creditors of the person (or, in each case, the equivalent or analogous proceeding or event in any relevant jurisdiction);

“Italy Project Costs” means any costs which the Group has incurred in assessing its potential entry into the Italian market and starting up its operations or contracts (including travel and employee costs);

“Know-How” means confidential or proprietary industrial, technical or commercial information and techniques in any form (including paper, electronically stored data, magnetic media, files and micro-film) including, drawings, data relating to inventions, formulae, test results, reports, research reports, project reports and testing procedures, shop practices, instruction and training manuals, market forecasts, specifications, quotations, lists and particulars of customers and suppliers, marketing methods and procedures, show-how and advertising copy;

“L&T Covenants Act” means the Landlord and Tenant (Covenants) Act 1995;

“Leasehold Properties” shall bear the meaning given to that term in schedule 13, and “Leasehold Property” shall mean any one of them;

“Management Accounts” means the unaudited combined management accounts of the Group comprising the combined balance sheet of the Group, the combined profit and loss statement of the Group and the combined cash flow statement of the Group as at the date of and for the financial year end-to-date period ended on the Management Accounts Date;

“Management Accounts Date” means 31 March 2011;

“Manchester Property” means the property at Margaret Street in Ashton-under-Lyne, OL7 0QQ with Title Numbers:  LA287252, GM936202, GM292918, LA188090, GM51356 and GM333399;

“NASDAQ” means the NASDAQ Stock Market;

“Non-Wholly Owned Subsidiaries” means each of Red Gaming Limited and Barcrest Development B.V.;

“Open Source Software” means all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License;

“Permitted Encumbrance” means any Encumbrance in respect of property or assets of any Group Company imposed by law, which is incurred in the ordinary course of business, such as carriers’, warehousemen’s, and mechanics’ liens arising in the ordinary course of business, in each case for amounts:

(a)                                  the payment of which is not yet due and payable; or

(b)                                 which if due and payable are not more than 30 days’ overdue;

“Policies” shall bear the meaning given to such term in paragraph 11.1(b) of schedule 3, and “Policy” shall mean any one of them;

“Pre-Closing Claim” shall bear the meaning given to such term in clause 11.2;

“Pre-Closing Incident” shall bear the meaning given to such term in clause 11.2;

“Pre-Completion Dividends” means (a) the in-kind distribution of the Manchester Property and any Intra-Group Receivables and (b) dividends to be paid by each of the Subsidiaries to the Company, by Cyberview Czech to the Czech Seller and by the Company to the Seller, in each case to the extent:  (i) that the relevant Group Company has available cash, and (ii) permissible in accordance with applicable law and the constitutional documents of the relevant Group Company, of all of the Group’s available cash, with such all dividends to be paid by no later than immediately prior to Completion in accordance with clause 4.3;

“Products” means land-based gaming machine products and services, including game content, that are offered to the “Category B2”, “Category B3”, “Category B4”, “Category C”, or “Category D” machine markets (including, without limitation, video bingo terminals) as such terms are defined under applicable United Kingdom Gaming Commission regulations, as in effect on the date of this Agreement;

“Properties” means the properties described in schedule 5 (including the Manchester Property) or any part or parts thereof and “Property” shall mean any one of them;

“Proprietary Information” has the meaning given in paragraph 6.5 of schedule 3;

“Protected Territory” means the United Kingdom;

“Pro-rata Amount” means, in respect of any sum relating to a Non-Wholly Owned Subsidiary, an amount calculated by multiplying the relevant sum by a fraction the numerator of which is the number of shares in the issued share capital of the Non-Wholly Owned Subsidiary held by the Company and the denominator of which is the total number of shares in the capital of the Non-Wholly Owned Subsidiary in issue;

“Registered Company IP” has the meaning given in paragraph 6.1 of schedule 3;

“Related Person” means in relation to any person, any subsidiary undertaking or parent undertaking of that person, and any subsidiary undertaking of such parent undertaking, in each case from time to time, and all of them and each of them as the context admits;

“Relief” shall have the meaning given to it in the Tax Deed;

“Relevant Benefits” means any lump sum, pension, gratuity or other benefit provided, or to be provided on, after, in anticipation of or in connection with the retirement, or death, or any change in the nature of the service or termination of employment, of any employee or officer or former employee or former officer of a Group Company;

“Remedial Action” means works for preventing, removing, remedying, cleaning up, abating, containing or ameliorating the presence or effect of any Dangerous Substances and including inspections, investigations, assessments, audits, sampling or monitoring and like activities;

“Representatives” means in relation to a party, its respective Related Persons, and the directors, officers, employees, agents, managers, external legal advisers, accountants, consultants and financial advisers of that party and of its respective Related Persons;

“Sazka” means SAZKA, a.s. Business ID No. 471 16 307, whose registered office is at Prague 9, K Zizkovu 851, Postal Code 190 93, registered in the Commercial Register administered by the Municipal Court in Prague, Section B, Insert 1855;

“Sazka Contract” means the Operating Services Agreement dated 22 February 2005 by and among Cyberview Czech, the Czech Seller and Sazka (including any rental agreements contemplated thereby), as amended or supplemented by the side letters and memorandum of understanding referred to in schedule 9 in connection with that agreement;

“Sazka Insolvency Proceedings” means the court proceedings governed by the Czech Insolvency Act relating to the insolvency of Sazka, initiated by the declaration of the

Municipal Court in Prague on 17 January 2011 and in the course of which Sazka was declared insolvent on 29 March 2011;

“Schemes” means the:

(a)                                  IGT UK Group Pension Scheme; and

(b)                                 IGT-UK-Group Limited Group Life Assurance Plan, established by a deed dated 4 March 2010;

“SEC” means US Securities and Exchange Commission;

“Seller Obligation” means any representation, warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Deed) given by the Seller to the Buyer under any Transaction Agreement;

“Seller Policies” means shall bear the meaning given to that term in paragraph 11.1(b) of schedule 3, and “Seller Policy” shall mean any one of them;

“Seller’s Account” means means the account designated by the Seller to the Buyer (in writing) for the purpose at least five Business Days before the Completion;

“Seller’s Group” means the Seller and its Related Persons from time to time (excluding, from Completion, each of the Group Companies), all of them and each of them as the context admits;

“Seller’s Solicitors” means Fulbright & Jaworski International LLP of 85 Fleet Street London, EC4Y 1AE;

“Senior Employee” shall mean any person who is employed by any Group Company on an annual base salary of £40,000 or more as at the date of this Agreement, and “Senior Employees” shall mean any or all of them;

“SG Global” means Scientific Games Global Plus Ltd., whose registered office is at 3 George Mann Road, Leeds, West Yorkshire, LS10 1DJ, United Kingdom;

“Share Consideration” shall bear the meaning given to such term in clause 2.5;

“Shares” means each of the Company Shares and the Cyberview Czech Share;

“SNAI” means SNAI Spa;

“SNAI Remediation Contribution” means the sum of £1 million;

“SNAI Supply Agreement” means the Supply, License and Distribution Agreement dated 30 December 2009 between SNAI and the Company, as it may be amended from time to time;

“SNAI Matter” means any allegations, complaints or claims of any nature whatsoever, whether in tort, contract or under any other principle of applicable law or legal or equitable theory (including any claim of breach of, or default under, the SNAI Supply Agreement by a Group Company, or for termination of the SNAI Supply Agreement), by SNAI (or any of its Related Persons) arising out of, in connection with or relating to: (i) any actual or alleged failure to supply VLT Packages (as defined in the SNAI Supply Agreement), or any part thereof, in a timely manner or otherwise, (ii) any actual or alleged failure to supply a minimum quantity or level of games, game content or game source codes in a timely manner or otherwise, or (iii) any actual or alleged technical issue, anomaly, malfunction, interruption, inadequacy, instability, or non-compliance with any applicable standard or service level (including the Performance Criteria (as defined in the SNAI Supply Agreement)) relating to the VLT Packages (as defined in the SNAI Supply Agreement), or any part thereof, in any of (i), (ii) or (iii) that: (A) may have occurred or arisen at or prior to Completion, (B) has occurred or arisen at or prior to Completion and that continues or becomes apparent or manifest after Completion, or (C) that may become apparent or manifest after Completion, including any matters related to the allegations by SNAI referred to in the Disclosure Letter or the correspondence between SNAI (or its counsel) and any Group Company (or its counsel) included in the Data Room, in each such case to the extent based on facts, matters, circumstances, defects and/or failures to comply with any applicable standard or service levels (including, for example, difficulties in scalability required in order to comply with the Company’s obligations under or as contemplated by the SNAI Supply Agreement) which are in existence at Completion, but whether such facts, matters, circumstances, defects and/or failures to comply are known or unknown or manifest or otherwise at Completion (it being understood and agreed, for the avoidance of doubt, that any matters related to the allegations by SNAI referred to in the Disclosure Letter or the correspondence between SNAI (or its counsel) and any Group Company (or its counsel) included in the Data Room are in existence at Completion);

“Software Matter” means any allegations, complaints or claims (including any claim of default by a Group Company or termination of the relevant Contract) arising out of or relating to the defect or “bug” in software that is the same or substantially related to the defect or “bug” described in the Disclosure Letter with respect to the software supplied to Sazka s.r.o and Jamp s.r.o;

“Specified Covenant” means clause 4.1 insofar as it relates to the obligation to perform the obligations set out in paragraphs 1(d) or 1(n) (to the extent related to any alleged breach of paragraph 1(d)) of schedule 11;

“Statement” shall bear the meaning given to such term in clause 7.1;

“Subsidiary” means each of the companies in schedule 2 other than Cyberview Czech, and “Subsidiaries” means all those companies;

“Surviving Policies” shall bear the meaning given to such term in clause 11.3;

“TA” means the Income and Corporation Taxes Act 1988;

“Target Working Capital Amount” means £11,100,000;

“Tax” or “tax” shall have the meaning given to it in the Tax Deed;

“Tax Deed” means a deed of covenant between the Seller and the Buyer in the Agreed Form;

“Taxation Authority” shall have the meaning given to it in the Tax Deed;

“Taxation Statutes” means all statutes, statutory instruments, orders enactments, laws, by-laws, directives and regulations, whether domestic or foreign decrees, providing for or imposing any Tax;

“Terminal Repurchase Obligations” means the obligation or liability to repurchase any terminals under the Sazka Contract and under certain leasing Contracts to which Cyberview Czech is a party;

“Trademark Assignment” means the trademark assignment in the Agreed Form;

“Transaction Agreements” means the following:  (i) this Agreement; (ii) the Tax Deed; (iii) the Land Registry Form TR5 for the transfer of the Manchester Property from the Company to the Seller; (iv) the Land Registry Forms TR1 for the transfer of each of the Leasehold Properties, underleases for the use of office space in Birmingham, England and London, England, and property side letter; (v) the Environmental Deed; (vi) each of the Transitional Services Agreements; (vii) the Intellectual Property License Agreement; (viii) the New Media Game Content Transition Agreement, providing for the distribution and revenue sharing arrangement between the Company and the Seller; (ix) the Extended Term Receivables Agreement, providing for the payment of any Extended Term Receivables received by the Buyer and the Company after the Completion to the Seller; (x) the Intellectual Property Assignments; (xi) the Deed of Termination providing for the termination of the confidentiality agreement dated 29 September 2010 between the Seller and the Buyer, and (xii) the Czech Transfer Agreement, each in the Agreed Form;

“Transitional Services Agreements” means the following agreements by and among the Company, the Seller and companies in the Seller’s Group:  (i) the Transitional Services Agreement providing for the use of office space in Ashton-under-Lyne, England; and (ii) the Transitional Services Agreement providing for the use of information technology, and the provision of certain other services, each in the Agreed Form;

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006;

“TULR(C)A” means the Trade Union and Labour Relations (Consolidation) Act 1992;

“US GAAP” means generally accepted accounting principles in the United States;

“VAT” means in relation to any jurisdiction within the European Union, the value added tax provided for in Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive or Directive 77/388/EEC together with legislation supplemental thereto and, in relation to any other jurisdiction, the equivalent Tax (if any) in that jurisdiction;

“VAT Legislation” means any law, statute, directive, regulation and order relating to VAT;

“Video Bingo Machines” means video bingo machines in the License Territory (as such term is defined in the Intellectual Property License Agreement), where bingo on such machines is implemented within the characteristics identified in the June 2009 UK Gambling Commission guidance entitled, “Key characteristics of bingo,” attached in Schedule 7.0 to the Intellectual Property License Agreement;

“Warranties” means the warranties set out in schedule 3 (including the Fundamental Warranties);

“Waste” means anything which is abandoned, unwanted or surplus, irrespective of whether it is capable of being reused, recovered or recycled;

“Working Capital Amount” means the aggregate value of:

(a)                                  the total net inventory of the Group, comprising the gross “Finished goods”, “Work in progress” and “Raw materials” balance less all inventory provisioning;

(b)                                 the total net trade and sundry receivables of the Group, comprising the gross trade and sundry debtors (excluding Intra-Group Receivables but including all associated VAT on such gross trade and sundry debtors) less all trade receivables provisioning;

(c)                                  the total prepaid expenses of the Group, and

(d)                                 the total of any other current assets of the Group (excluding Cash and Intra-Group Receivables),

less the aggregate value of:

(i)                                     the total trade and sundry creditors of the Group (excluding Debt, Intra-Group Payables and all Terminal Repurchase Obligations (unless and to the extent that such Terminal Repurchase Obligations are required to be settled in cash) but including all associated VAT on such total trade and sundry creditors of the Group);

(ii)                                  all liabilities of Cyberview Czech (other than the Terminal Repurchase Obligations (unless and to the extent that such Terminal Repurchase Obligations are required to be settled in cash));

(iii)                               all accrued expenses of the Group;

(iv)                              all other current liabilities of the Group (other than the Terminal Repurchase Obligations (unless and to the extent that such Terminal Repurchase Obligations are required to be settled in cash)), in each case, immediately prior to Completion and calculated in accordance with clause 7 and on the basis of the accounting policies and procedures set out in schedule 7, and for the avoidance of doubt, the Working Capital Amount excludes Cash and Debt, and any amount in respect of the Extended Term Receivables, the current asset shown as investment in Red Gaming Limited in the Vendor Due Diligence Report in respect of the Group prepared by KPMG dated 9 November 2010, at page 87, products issued to Ladbrokes, any Italy Project Costs, all assets and receivables of Cyberview Czech; provided that in the case of a Non-Wholly Owned Subsidiary, only the Pro-rata Amount of the items referred to in sub-paragraphs (a) to (d) and (i) to (iii) of this definition attributable to such Non-Wholly Owned Subsidiary shall be taken into account; and

“Working Hours” means 9.30 a.m. to 5.30 p.m. on a Business Day.

1.2                                 In this Agreement unless otherwise specified, reference to:

(a)                                  a “subsidiary undertaking” or a “parent undertaking” is to be construed in accordance with section 1162 of the Companies Act 2006 and a “subsidiary”, “holding company” or “wholly-owned subsidiary” is to be construed in accordance with section 1159 of that Act;

(b)                                 “FA” followed by a stated year means the Finance Act of that year;

(c)                                  “includes” and “including” shall mean including without limitation;

(d)                                 a “party” means a party to this Agreement and includes its assignees (if any) and/or the successors in title to substantially the whole of its undertaking and, in the case of an individual, to his or her estate and personal representatives;

(e)                                  a “person” includes any person, individual, company, body corporate, joint venture, unincorporated association, firm, corporation, partnership, trust government, governmental body or authority, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists); and a reference to a person includes reference to that person’s successors and assigns;

(f)                                    a reference to a “statute”, “statutory instrument”, “accounting standard” or any law or enactment (including in this clause 1) or any of their provisions is to be construed as a reference to:

(i)                                     that statute or statutory instrument or accounting standard or such provision as the same may have been amended or re-enacted before the date of this Agreement;

(ii)                                  any law or enactment which that law or enactment re-enacts (with or without modification); and

(iii)                               any subordinate legislation made (before or after signature of this Agreement) under any law or enactment, as re-enacted, amended, extended or applied, as described in paragraph (i) above, or under any law or enactment referred to in paragraph (ii) above, and “law” and “enactment” includes any legislation in any jurisdiction;

(g)                                 a reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(h)                                 a reference to “indemnify” and “indemnifying” any person against any circumstance include indemnifying and keeping that person harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance (save only for any indirect or consequential losses);

(i)                                     a reference to “clauses”, “paragraphs”, “sub-paragraphs”, “recitals” or “schedules” are to clauses, paragraphs sub-paragraphs, recitals of and schedules to this Agreement;

(j)                                     “writing” includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

(k)                                  a reference to “pounds”, “sterling” or to “£” shall be construed as references to the lawful currency for the time being of England and Wales;

(l)                                     a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates the English legal term in that jurisdiction and references to any English statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction;

(m)                               references to “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the group to which that person belongs for VAT purposes is entitled to credit or repayment as VAT input tax under any applicable provisions;

(n)                                 a reference to the term “accrued”, with respect to a liability of a Group Company, means that an accrual would have been required to have been made in respect of the relevant liability in accordance with US GAAP on a balance sheet of the relevant Group Company prepared as at immediately prior to Completion;

(o)                                 unless expressly stated to the contrary in this Agreement, any reference to (or requirement for) the execution of a document by a person includes execution on behalf of that person;

(p)                                 in construing this Agreement the so-called “ejusdem generis” rule does not apply and accordingly the interpretation of general words is not restricted by (i) being preceded by words indicating a particular class of acts, matters or things; or (ii) being followed by particular examples;

(q)                                 words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; and

(r)                                    the time of day is reference to time in London, England.

1.3                                 The schedules form part of the operative provisions of this Agreement, and references to this “Agreement”, or to any specified provision of this Agreement, are to this Agreement as in force for the time being (including any schedule to it), as amended, modified, supplemented, varied, assigned or novated, from time to time.

1.4                                 The index and the headings and the descriptive notes in brackets relating to provisions of Taxation Statutes in this Agreement are for information only and are to be ignored in construing the same.

2.                                       SALE AND PURCHASE

2.1                                 Upon the terms and subject to the conditions of this Agreement and the Czech Transfer Agreement, the Seller shall sell and the Buyer shall purchase the Company Shares and the Czech Seller shall sell and the Buyer and SG Global shall purchase the Cyberview Czech Share, in each case with effect from Completion with Full Title Guarantee and free from any Encumbrance, together with all accrued benefits and rights attached thereto and the benefit of all distributions and dividends declared, paid or made after the Completion Date in respect of the Shares.

2.2                                 The Seller and the Czech Seller each irrevocably and unconditionally waives, and agrees to procure the waiver (from any person who is not a party to this Agreement) of, all rights or restrictions over, or in connection with, any of the Company Shares and the Cyberview Czech Share including any right of pre-emption or other restriction on transfer in respect of the Company Shares or the Cyberview Czech Share or any of them conferred on the Seller under the articles of association of the Company or the Czech Seller under the constitutional documents of Cyberview Czech, respectively, or otherwise.

2.3                                 The Buyer and SG Global shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this Agreement, but completion of the purchase of some of the Shares will not affect the rights of the Buyer with respect to the purchase of the others.

2.4                                 The total consideration for the sale and purchase of the Shares shall be the Share Consideration and the Deferred Consideration, if any.

2.5                                 The “Share Consideration” shall be:

(a)                                  £32,900,000;

(b)                                 PLUS the amount (if any) of the Cash;

(c)                                  LESS the amount (if any) of the Debt; and

(d)                                 if the Working Capital Amount is greater than the Target Working Capital Amount, PLUS the amount of the difference, or if the Working Capital Amount is less than the Target Working Capital Amount, LESS the amount of the difference.

2.6                                 Any payment made in satisfaction of any liability arising under a Seller Obligation, or a Buyer Obligation, shall (so far as legally possible) for all purposes be deemed to be and shall take effect as adjusting the consideration paid by the Buyer for the Shares, and the aggregate of the Share Consideration, as adjusted by this clause 2.6, and the Deferred Consideration, if any, shall be adopted for all tax reporting purposes.

2.7                                 The Buyer and Seller shall comply with their respective obligations under schedule 14, to the extent applicable.

3.                                       CONDITIONS

3.1                                 Completion is conditional upon the fulfilment of each of the conditions as follows (the “Conditions”):

(a)                                  the Office of Fair Trading deciding in terms satisfactory to the Buyer (acting reasonably) that the Acquisition will not be referred to the Competition Commission pursuant to section 33 of the Enterprise Act and either the expiry of the time limit within which an application may be made to the Competition Appeal Tribunal for the setting aside of such a decision without such an application having been made; or if such an application is made, the dismissal of such application by the Competition Appeal Tribunal;

(b)                                 in the event that the Secretary of State issues an intervention notice to the Office of Fair Trading under section 42 of the Enterprise Act, (i) the Office of Fair Trading deciding in terms satisfactory to the Buyer (acting reasonably) that the Secretary of State does not intend to refer the Acquisition to the Competition Commission on public interest grounds and (ii) either (x) the expiry of the time limit within which an application may be made to the Competition Appeal Tribunal for the setting aside of such a decision without such an application having been made; or (y) if such an application is made, the dismissal of such application by the Competition Appeal Tribunal;

(c)                                  in the event that the Secretary of State serves an intervention notice to the Office of Fair Trading under section 67 of the Enterprise Act, the Office of Fair Trading (i) deciding in terms satisfactory to the Buyer (acting reasonably) that the Secretary of State does not intend to refer the Acquisition to the Competition Commission and (ii) either (x) the expiry of the time limit within which an application may be made to the Competition Appeal Tribunal for the setting aside of such a decision without such an application having been made; or (y) if such an application is made, the dismissal of such application by the Competition Appeal Tribunal;

(d)                                 in the event that the Office of Fair Trading decides to refer the Acquisition to the Competition Commission pursuant to sections 33, 42 or 67 of the Enterprise Act, the Competition Commission deciding to clear the Acquisition in terms satisfactory to the Buyer (acting reasonably), and either the expiry of the time limit within which an application may be made to the Competition Appeal Tribunal for the setting aside of such a decision without such an application having been made; or if such an application is made, the dismissal of such application by the Competition Appeal Tribunal;

(e)                                  the consents, authorisations, similar clearances and confirmations from the applicable gaming regulatory authority, law enforcement authority, regulatory body or counterparty to a Contract with a member of the Group set forth in schedule 9 having been obtained, in a form satisfactory to the Buyer (acting reasonably), and without, in the case of any consent from a counterparty to a Contract, any obligation on the part of the Buyer to pay any fee or consideration in excess of £10,000 in the aggregate, in connection therewith; and

(f)                                    Buyer shall have entered into a brand licensing agreement, in a form satisfactory to the Buyer, acting reasonably, of the brand licenses set forth in Part A of schedule 12 covering products in the United Kingdom.

3.2                                 The Seller, Czech Seller and Buyer undertake to use reasonable endeavours to ensure that the Conditions are fulfilled as soon as possible after the date of this Agreement, and shall keep each other advised of the progress towards the satisfaction of the Conditions.  For avoidance of doubt, nothing in this Agreement shall require the Buyer to offer or agree to any conditions or undertakings (or agree to any amendments to or additional obligations under Contracts) in order to fulfil any of the Conditions that would materially impair the benefit to be derived by the Buyer from the transactions contemplated by the Transaction Agreements.

3.3                                 The Seller, Czech Seller and Buyer shall each co-operate with each other in all relevant jurisdictions in connection with their obligations under clause 3.2, and the Seller and Czech Seller shall each promptly supply to the Buyer all information necessary or desirable for the making of (or responding to any requests for further information consequent upon) any notifications and filings (including draft versions) made in respect of this Agreement or any related transactions.

3.4                                 Each of the Seller and the Buyer shall give notice to the other that a relevant Condition has been satisfied as soon as practicable and in any event within two Business Days of becoming aware of the fact.

3.5                                 The Buyer may waive satisfaction of any of the Conditions in its sole discretion, by written notice to the Seller.

3.6                                 The Buyer undertakes to the Seller that, in the event that the Office of Fair Trading decides to refer the Acquisition to the Competition Commission under any provision of the Enterprise Act, or the Secretary of State serves an intervention notice to the Office of Fair Trading under any provision of the Enterprise Act, it shall use reasonable endeavours to avoid and to minimise any disruption that would have a material effect on the normal business of the Seller or the Group Companies which may be caused by any requests for information and/or assistance which may be necessary as a result of such referral or intervention and to indemnify Seller and the Group Companies for any reasonable and properly incurred out of pocket third party costs, liabilities, or expenses incurred by any of them and which would not have been incurred but for any such referral.

4.                                       CONDUCT OF BUSINESS PRIOR TO COMPLETION AND UNDERTAKINGS

4.1                                 During the period from the date of this Agreement to Completion, the Seller and the Czech Seller, as applicable, shall perform the obligations set out in schedule 11 to this Agreement.

4.2                                 The Seller and the Czech Seller, as applicable, shall procure that each member of the Seller’s Group takes all such steps and actions as may be necessary to ensure that the Intra-Group Payables (including “Long Term Creditors re:  IGT US” shown on the Management Accounts) and the Intra-Group Receivables are repaid and settled in full prior to Completion, without any liability to a Group Company, so that there are no Intra-Group Payables or Intra-Group Receivables in existence at Completion and that no Group Company has any rights or obligations in respect thereof at and following Completion.  Following Completion, save pursuant to a Transaction Agreement, the Seller shall not, and shall procure that no other member of the Seller’s Group shall, make any claim or demand for payment, or take any enforcement action, of any nature whatsoever in respect of any Intra-Group Indebtedness from any Group Company, and shall indemnify the Buyer (for itself and as trustee for each of the Group Companies) against any costs, losses, claims, or expenses which the Buyer or any Group Company may suffer or incur as a result of any breach of this clause 4.2, clause 4.4 or clause 4.5.

4.3                                 The Seller and the Czech Seller, as applicable, shall procure that the Group Companies pay the Pre-Completion Dividends by no later than immediately prior to Completion, with the intent that all of the Group’s available and distributable cash shall have been distributed to the Seller and to the Czech Seller, as applicable, prior to Completion.

4.4                                 The Seller shall procure that all Contracts between a member of the Seller’s Group, on the one hand, and a Group Company, on the other hand, other than the Transaction Agreements, are terminated and cease to have effect on or prior to Completion, without any liability to a Group Company, and that all rights and obligations of the parties thereto thereunder cease to have effect by no later than that time.

4.5                                 The Seller and the Czech Seller, as applicable, shall procure that each Group Company shall repay or otherwise discharge, without liability to any Group Company, any and all Financial Debt of the relevant Group Company, and shall further terminate any related instruments of any Group Company, including any overdraft facility, in each case, at or prior to Completion.

4.6                                 The Seller or Czech Seller shall, as applicable, on or prior to Completion:

(a)                                  to the extent it has any of the following and to the extent not otherwise contemplated by the Transaction Agreements: (i) erase and destroy all copies, releases and versions of the Company Game Products in its possession or control and (ii) transfer all right, title and interest in the Company Game Products to the Company with Full Title Guarantee; and

(b)                                 execute the Intellectual Property Assignments, and transfer all right, title and interest in the Intellectual Property listed therein to the Company; and

(c)                                  transfer, or procure the transfer, assignment or novation, to the Company, in a form satisfactory to the Buyer, acting reasonably, the software Contracts listed in Part B of schedule 12.

4.7                                 Each of the Buyer and the Seller shall comply with their respective obligations under schedule 13.

4.8                                 Subject to the requirements of applicable law, from the date of this Agreement the Buyer and the Seller shall co-operate and work together in good faith with a view to addressing and resolving the issues that have given rise to the SNAI Matter as soon as possible, and in any event by no later than Completion, to the extent reasonably practicable. Without prejudice to the generality of the foregoing, with effect from the date of this Agreement, subject as aforesaid:

(a)                                  the Seller shall provide the Buyer and its Representatives with such access to the books and records, personnel and premises of the members of the Seller’s Group as the Buyer may reasonably require for these purposes;

(b)                                 the Buyer and its Representatives shall be given access to the products and services supplied by the Company to SNAI in order to assess the technical parameters required for implementation, and the Buyer and the Seller shall perform joint implementation, of a timely corrective action plan to bring the SNAI Supply Agreement into compliance with the requirements of SNAI;

(c)                                  the Seller shall continue to use all reasonable endeavours to address and resolve the issues that have given rise to the SNAI Matter and to bring the Company into compliance with the requirements of the SNAI Supply Agreement as soon as possible, and in any event by no later than Completion, to the extent reasonably practicable.  Such reasonable endeavours shall include the dedication by the Seller of a reasonable and appropriate level of internal and external resources to achieve this objective, with the quantum and nature of such resources to be determined in consultation with the Buyer and to include the allocation of up to six incremental employees or consultants with an appropriate level of relevant skills and experience to work exclusively and on a full time basis on seeking to address and resolve the issues that have given rise to the SNAI Matter and to bring the Company into compliance with the requirements of the SNAI Supply Agreement (the “Dedicated Employees”). As used in this clause 4.8(c), the term “incremental” shall mean that the allocation of the Dedicated Employees for the purposes referred to in this clause 4.8(c) shall not result in a reduction in the overall number of employees or consultants engaged in other aspects of the business of the Group; and

(d)                                 the Buyer and the Seller shall constitute a steering committee to supervise and provide guidance to the efforts of the Seller, the Buyer and their respective Representatives, including the Dedicated Employees, to address and resolve the issues that have given rise to the SNAI Matter as soon as possible, and in any event by no later than Completion, to the extent reasonably practicable (the “Steering Committee”).

4.9                                 The Buyer and the Seller shall use reasonable endeavours to procure that the Steering Committee shall:

(a)                                  be comprised of Robert White and Ian Timmis;

(b)                                 have regular access to, and include in its deliberations, the Chief Technology Officers of each of the Buyer and the Company;

(c)                                  meet at least once every week, or at such other times and at such other frequency as Robert White and Ian Timmis may agree, acting reasonably;

(d)                                 be the primary forum through which the Buyer and the Seller shall plan and implement the corrective action plan referred to in clause 4.8(b), monitor the progress of such corrective action plan and supervise and provide guidance for and oversight of the activities of the Dedicated Employees; and

(e)                                  reasonably confer and consult on the resources to be applied by each of the Buyer and the Seller in seeking to resolve the issues that have given rise to the SNAI Matter and to bring the Company into compliance with the requirements of the SNAI Supply Agreement, as soon as possible, and in any event by no later than Completion, to the extent reasonably practicable.

4.10                           For the avoidance of doubt, save only in the case of fraud, no steps or actions taken, or omissions to take any steps or to act, in each case of any nature whatsoever by the Buyer or any of its Representatives pursuant to the provisions of clauses 4.8 and/or 4.9 shall in any way limit, reduce, absolve or release any obligation or liability of the Seller to the Buyer, or reduce or limit or constitute a waiver of the rights of the Buyer, under the terms of this Agreement, including under any of clauses 6.5, 6.6 and/or 9.9, or limit or reduce the availability to the Buyer of any remedies otherwise available to it.

4.11                           The Seller undertakes to provide to the Buyer promptly after the date of this Agreement, and in any event by no later than five Business Days after the date of this Agreement, a DVD which will contain a true, complete and correct copy of all materials and information contained in the internet website “Project Ben DataSite” maintained by Merrill Corp. at the direction of the Seller as at 21 April 2011.

5.                                       COMPLETION

5.1                                 Completion shall take place at the offices of the Seller’s Solicitors on the Completion Date.

5.2                                 Subject to any extension in accordance with clause 5.7, the Completion Date means:

(a)                                  the fifth Business Day after all of the Conditions are satisfied or waived; or

(b)                                 any other date agreed in writing by Seller and Buyer.

5.3                                 At least five Business Days prior to the date fixed for Completion, Seller, acting reasonably and in good faith (but otherwise without liability), shall provide to Buyer a written estimate of the Completion Accounts and the Statement, including each of the following, together with a certificate from the Seller’s accountants as to the accuracy of each such estimate:

(a)                                  the Working Capital Amount (the “Estimated Working Capital Amount”);

(b)                                 the Debt (the “Estimated Debt”); and

(c)                                  the Cash (the “Estimated Cash”).

5.4                                 On Completion the Seller or the Czech Seller (as the case may be) shall deliver to or, if the Buyer shall so agree, make available to the Buyer:

(a)                                  an extract of the minutes of a duly held meeting of the directors (or a duly constituted committee thereof) of each of the Seller and the Czech Seller (and, to the extent available, the Seller Guarantor) authorising the execution by each of the Seller, the Czech Seller and the Seller Guarantor of this document and any document to be delivered by the Seller, the Czech Seller and/or the Seller Guarantor at or prior to Completion (including each Transaction Agreement) and, where such execution is authorised by a committee of the board of directors of the Seller, the Czech Seller and/or the Seller Guarantor, an extract of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof);

(b)                                 transfers in common form relating to all the Company Shares duly executed in favour of the Buyer (or as it may direct);

(c)                                  a resolution of the Czech Seller, as the sole shareholder of Cyberview Czech, acting in the capacity of Cyberview Czech’s general meeting in accordance with Section 132 of Act No. 513/1991 Coll., Commercial Code as amended, of the Czech Republic, resolving to divide the Czech Share into two parts (consistent with the division of the Czech Share as contemplated in the Czech Transfer Agreement), such resolution being in the form of the Czech notarial deed prepared by a Czech notary in the Czech Republic, in a form acceptable to the Buyer, acting reasonably;

(d)                                 the Czech Transfer Agreement duly executed in favour of the Buyer and SG Global duly notarised and apostilled;

(e)                                  share certificates representing the Company Shares;

(f)                                    resignations in the Agreed Form duly executed as deeds, of the directors of any Group Company set forth on schedule 10, or as the Buyer may specify by notice to the Seller no later than 5 Business Days prior to Completion, from their offices as director any Group Company containing a confirmation that they have no claims (whether statutory, contractual or otherwise) against any Group Company;

(g)                                 if so required by the Buyer no later than 5 Business Days prior to Completion, the written resignations of the auditors of each Group Company containing an acknowledgement that they have no claim against any Group Company for compensation for loss of office, professional fees or otherwise and a statement under section 519(1) of the Companies Act 2006;

(h)                                 the common seals, certificates of incorporation and statutory books, share certificate books and cheque books of each Group Company;

(i)                                     an officer’s certificate executed on behalf of the Seller to the effect that (i) the Warranties are true and correct and not misleading in any respect at Completion that would give rise to a right to terminate under clause 14.1(e); and (ii) there has been no material breach by the Seller of any of its obligations under this Agreement required to be performed at or prior to Completion;

(j)                                     each Transaction Agreement duly executed by the Seller and each of its Related Persons that is required to be a party thereto;

(k)                                  title deeds and other documents relating to the Properties, excluding the Manchester Property (except to the extent that the same are in the possession of mortgagees pursuant to mortgages disclosed in schedule 5);

(l)                                     irrevocable powers of attorney from the Seller in a form satisfactory to the Buyer (acting reasonably) relating to the exercise of rights in respect of the Shares pending their registration in the name of the Buyer and/or its nominee;

(m)                               to the extent not in the possession of any Group Company all books of account concerning the businesses of that Group Company;

(n)                                 to the extent not in the possession of any Group Company, copies of all licences, consents, permits and authorisations obtained by or issued to that Group Company;

(o)                                 to the extent not in the possession of any Group Company, all books and records of that Group Company relating to the employees and/or directors of that Group Company;

(p)                                 an acknowledgement from the Seller in a form satisfactory to the Buyer (acting reasonably), to the effect that:  (i) there is no Intra-Group Indebtedness owing at Completion; (ii) all Contracts between a member of the Seller’s Group, on the one hand, and a Group Company, on the other hand, other than the Transaction Agreements, have been terminated and have ceased to have effect on or prior to Completion, and that all rights and obligations of the parties thereto thereunder have ceased to have effect; (iii) the Pre-Completion Dividends have been paid prior to Completion and specifying the amount or character thereof; and (iv) no Group Company has any liability or obligation in respect of Financial Debt as at Completion;

(q)                                 share certificates relating to all of the issued shares that the Company owns in the capital of each of the Subsidiaries;

(r)                                    duly executed releases in a form acceptable to the Buyer, acting reasonably, of all Encumbrances, except Permitted Encumbrances, to which any of the Group Companies is party together with any forms or other documents to release or evidence release of such Encumbrances in any relevant jurisdiction;

(s)                                  the deed of amendment, substitution of principal employer and cessation of participation, in a form acceptable to the Buyer, acting reasonably, duly executed by the Seller and the Trustee of the IGT UK Group Pension Scheme;

(t)                                    a resolution of the Czech Seller, the sole shareholder of Cyberview Czech, acting in the capacity of Cyberview Czech’s general meeting in accordance with Section 132 of Act No. 513/1991 Coll., Commercial Code as amended, of the Czech Republic, resolving to:

(i)                                     remove each of the existing directors;

(ii)                                  appoint each of the persons as the Buyer nominates to be the directors of Cyberview Czech;

(iii)                               appoint such person as the Buyer nominates to be the auditor; and

(iv)                              amend the articles of association of Cyberview Czech in accordance with the Buyer’s instructions to: (i) change the registered office; and (ii) change the accounting reference date to 31 December;

such resolution to be in the form of a Czech notarial deed prepared by a Czech notary in the Czech Republic, in a form acceptable to the Buyer, acting reasonably;

(u)                                 either:

(i)                                     an original extract from the companies register of the Czech Seller with an apostille certification, such extract showing the name, the registered office and the directors of the Czech Seller; or

(ii)                                  an original or certified copy of the certificate of incorporation of the Czech Seller, with an apostille certification, and an original confirmation of the Czech Seller’s company secretary (with an apostille certification) stating the name, registered office and names of directors of the Czech Seller as well as confirmation that the person who shall sign the Czech Transfer Agreement is authorized to do so (if applicable); and

(v)                                 if applicable, the original of a power of attorney, with an apostille certification, pursuant to which the Czech Transfer Agreement has been executed by the Czech Seller;

(w)                               evidence in a form acceptable to the Buyer, acting reasonably, of the termination of each overdraft facility of each Group Company; and

(x)                                   the deed of cessation of participation, in a form acceptable to the Buyer, acting reasonably, duly executed by the Seller and the Trustee of the IGT-UK-Group Limited Group Life Assurance Plan.

5.5                                 The Seller and the Czech Seller, as applicable, shall procure the passing of board resolutions of each Group Company, in a form acceptable to the Buyer, acting reasonably, at Completion (in the case of Cyberview Czech the resolution may be adopted in the Czech Republic and delivered at Completion in a copy by e-mail or facsimile, with the original being delivered to the Buyer promptly, and in any event within five Business Days, after Completion):

(a)                                  sanctioning for registration (subject where necessary to due stamping) the transfers in respect of the Shares, except for Cyberview Czech;

(b)                                 appointing such persons as the Buyer nominates to be the directors and secretary of each Group Company, except for Cyberview Czech;

(c)                                  appointing such persons as the Buyer nominates to be the auditors of each Group Company, except for Cyberview Czech;

(d)                                 revoking and/or revising all banks mandates for each Group Company as the Buyer requires, and giving authority in favour of such persons as the Buyer may nominate to operate the bank accounts thereof;

(e)                                  resolving that the registered office of each Group Company be changed as the Buyer requires; and

(f)                                    changing the accounting reference date of each Group Company, except for Cyberview Czech, to 31 December.

5.6                                 By no later than 2.00 p.m. on the Completion Date, subject to the Seller having complied with all the provisions of clause 5.4 and clause 5.5, the Buyer shall:

(a)                                  provide for the transfer by CHAPS of the Completion Payment to the Seller’s Account and the receipt of the Seller’s Solicitors shall be a good discharge to the Buyer (and, for the avoidance of doubt, the Buyer shall be under no obligation whatsoever with respect to the apportionment of the Completion Payment between the Seller and the Czech Seller);

(b)                                 deliver to the Seller the Tax Deed duly executed by the Buyer; and

(c)                                  deliver to the Seller each other Transaction Agreement duly executed by the member of the Buyer’s Group expressed to be a party thereto (including the notarised and apostilled Czech Transfer Agreement).

5.7                                 If in any respect the material obligations of the Seller or the Czech Seller, on the one hand, or the Buyer on the other hand, are not complied with on Completion, the Buyer, if the Seller or Czech Seller is in default of its material obligations, or the Seller and Czech Seller if the Buyer is in default of its material obligations, shall not be obliged to complete the sale and purchase of the Shares and may, in its absolute discretion, by written notice to the other party at the time Completion would otherwise be due to take place:

(a)                                  terminate this Agreement; or

(b)                                 elect to defer Completion by not more than 20 Business Days after the original date for Completion to such other date as it may specify in such notice (in which event the provisions of this clause 5.7 shall apply, mutatis mutandis, if the Seller or the Czech Seller, on the one hand, or the Buyer, on the other, fails or is unable to perform any such obligations), provided that neither the Seller nor the Czech Seller shall be able to exercise such rights if the Buyer can demonstrate to the reasonable satisfaction of the Seller that it has arranged for the transfer of the Completion Payment to the Seller’s Account, value date the Completion Date.

6.                                       POST-COMPLETION UNDERTAKINGS

6.1                                 Following Completion, the Seller and the Czech Seller, as applicable, undertake to the Buyer:

(a)                                  to use reasonable endeavours to ensure that each Group Company is released from any guarantee, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it prior to Completion which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of a member of the Seller’s Group and prior to such release the Seller undertakes to the Buyer (on behalf of itself and as trustee on behalf of each Group Company) to keep each Group Company fully indemnified against any failure to make any such repayment or any liability arising under any such guarantee, indemnity, bond, letter of comfort or Encumbrance;

(b)                                 subject to and without prejudice to the other Transaction Agreements:  (i) that no member of the Seller’s Group shall hold itself out as the owner of or being affiliated with any member of the Group or its business; and (ii) that it shall procure that within 60 days after Completion, each member of the Seller’s Group ceases in any manner whatsoever to use, or display any trade or service marks, trade or service names or logos used or held by any member of the Buyer’s Group or any confusingly similar mark, name or logo; and

(c)                                  that the Seller shall not unreasonably withhold consent with respect to the Buyer Group obtaining licenses under the brand licenses set forth in Part A of schedule 12 covering products in jurisdictions where members of the Seller Group from time to time are not conducting business with such brand licenses and are not contemplating conducting business with such brand licenses.

6.2           Following Completion the Buyer undertakes, subject to and without prejudice to the other Transaction Agreements:  (i) that no member of the Group shall hold itself out as being owned or controlled by the Seller and its businesses; and (ii) that it shall within 60 days after Completion, cease in any manner whatsoever to use, or display any trade or service marks, trade or service names or logos used or held by any member of the Seller’s Group or any confusingly similar mark, name or logo, provided that nothing herein shall prevent Buyer from using the name “Barcrest”, any Intellectual Property which is identical or similar to the phrase “Barcrest”, or any other Intellectual Property owned by a Group Company.  Notwithstanding the foregoing, Cyberview Czech may continue trading and operating under, and using, the names ‘Cyberview Technology s.r.o.’ and ‘Cyberview’ in the Czech Republic and Slovakia, until the day falling 180 days after the date on which the Buyer has obtained all necessary consents and approvals from all relevant Governmental Authorities in the Czech Republic to change the name of Cyberview Czech to such other name as the Buyer shall determine, acting reasonably.  The Buyer and the Seller shall use all reasonable endeavours to co-operate together to obtain such consents and approvals as soon as possible following Completion.

6.3           The Czech Seller undertakes to the Buyer that it shall take all such steps and actions as are referred to in Article IX, Section 2(d) of the Sazka Contract, including bringing and/or defending any claims, actions and/or proceedings, as the Buyer may reasonably request and in accordance with the directions of the Buyer.

6.4           Each of the Seller and the Czech Seller, for itself and on behalf of each of its Representatives, hereby undertakes to the Buyer (as trustee for itself and on behalf of SG Global and each of their respective successors and assigns and any person to whom the Buyer and/or SG Global may sell any ownership interest in the registered capital of Cyberview Czech and any person to whom such a purchaser may in turn sell any ownership interest in the registered capital of Cyberview Czech and so on (any such purchaser, collectively with the Buyer, being the “Transferee”)) and each of the Buyer’s Representatives, that neither it nor any of its Representatives shall, following Completion, make, assert, allege, support, encourage, incite, assist or maintain or cause to be made, asserted, alleged, supported, encouraged, incited, assisted or maintained any claim of any kind and whether made or proposed to be made by itself or any other person:

(a)                                  contesting or disputing in any manner whatsoever that the act of establishment and/or incorporation of Cyberview Czech was invalid;

(b)                                 initiating a process of dissolution and liquidation of Cyberview Czech;

(c)                                  to the effect that the entry into of this Agreement and the Czech Transfer Agreement and the occurrence of Completion under this Agreement have not been fully effective to vest irrevocably and unconditionally full legal and beneficial ownership of a 90 per cent. interest in the registered capital of Cyberview Czech in the Buyer and a 10 per cent. interest in the registered capital of Cyberview Czech in SG Global; or

(d)                                 contesting or disputing in any manner whatsoever that any Transferee is the sole legal and beneficial owner of the relevant ownership interest in the registered capital of Cyberview Czech that was transferred to it.

6.5           In the event that the SNAI Supply Agreement is terminated by SNAI following Completion as a result of the SNAI Matter (a “Covered Termination”), and following such termination:

(a)                                  the Company either removes or transfers to a third party that is not a Related Person of the Buyer not less than 66 2/3 per cent. of the terminal hardware comprising the “VLT Packages” (within the meaning of the SNAI Supply Agreement) installed under the SNAI Supply Agreement immediately prior to such termination; and

(b)                                 no Contract substantially similar to the SNAI Supply Agreement is entered into between the Buyer and its Related Persons, on the one hand, and SNAI and its Related Persons, on the other, within 90 days after the removal or transfer referred to in subclause (a) above, the Seller shall promptly (and, in any event, within five (5) Business Days following the 90-day period referred to in subclause (b) above) pay the sums provided for in clause 6.6 in cash to the Buyer.

6.6           The Seller shall be liable to pay the following sums upon the occurrence of the events referred to in clause 6.5:

(a)                                  if the Covered Termination occurs in the period from the Completion Date to (and including) the day falling 180 days after the Completion Date (the “First Milestone Date”), the Seller shall pay the Buyer the sum of £8 million;

(b)                                 if the Covered Termination occurs in the period from the day after the First Milestone Date to (and including) the day falling 180 days after the First Milestone Date (the “Second Milestone Date”), the Seller shall pay the Buyer the sum of £5 million;

(c)                                  if the Covered Termination occurs in the period from the day after the Second Milestone Date to (and including) the day falling 180 days after the Second Milestone Date (the “Third Milestone Date”), the Seller shall pay the Buyer the sum of £3 million; and

(d)                                 the Seller’s obligation to pay any amount to the Buyer pursuant to this clause 6.6 shall cease and determine fully if no Covered Termination shall have occured by the day after the Third Milestone Date. For the avoidance of doubt, the Buyer shall be entitled to receive the amounts provided for in this clause 6.6 if: (a) a Covered Termination occurs before any of the First Milestone Date, the Second Milestone Date and the Third Milestone Date (collectively, the “Milestone Dates”); and (b) the requirements of clauses 6.5(a) and (b) are subsequently satisfied. It shall not be necessary for the removal or transfer of the terminal hardware referred to in clause 6.5(a), or any part thereof, to have been completed, or for the 90 day period referred to in clause 6.5(b) to have expired, prior any of the Milestone Dates in order for the Buyer to be so entitled.

7.                                       COMPLETION ACCOUNTS

7.1           The Buyer shall procure that the Group prepares drafts of the Completion Accounts and the Statement in the format set out in schedule 6 (the “Statement”), on the basis of the accounting policies and procedures set out in schedule 7 and delivers them to the Seller within 75 days of Completion.

7.2           The Seller shall notify the Buyer in writing within 45 days of receipt of such draft Completion Accounts and the Statement whether or not it accepts the draft Completion Accounts and Statement for the purposes of this Agreement.

7.3           If the Seller notifies the Buyer that it does not accept such draft Completion Accounts and Statement:

(a)                                  it shall, at the same time as it notifies the Buyer that it does not accept such draft Completion Accounts and Statement, set out in such notice in writing its reasons in reasonable detail for such non-acceptance and specify the adjustments which, in its opinion, should be made to the draft Completion Accounts and the Statement in order to comply with the requirements of this Agreement; and

(b)                                 the parties shall use reasonable endeavours to:

(i)                                     discuss the objections of the Seller; and

(ii)                                  try to reach agreement upon the adjustments (if any) required to be made to the draft Completion Accounts and the Statement in each case, within 20 Business Days of the Seller’s notice of non-acceptance pursuant to clause 7.2 (or such other time as the parties may agree in writing).

7.4                                 If the Seller is satisfied with the draft Completion Accounts and the Statement (either as originally submitted or after adjustments agreed between the Seller and the Buyer) or if the Seller fails to notify the Buyer of its non-acceptance of the draft Completion Accounts and the Statement within the 45 day period referred to in clause 7.2, then the draft Completion Accounts and the Statement (incorporating any agreed adjustments) shall constitute the Completion Accounts and the Statement for the purposes of this Agreement.

7.5                                 If the Seller and the Buyer do not reach agreement within the 20 Business Day period referred to in clause 7.3(b) (or such other time as the parties may agree in writing) then the matters in dispute and in respect of which reasonable details have been provided by the Seller to the Buyer at the time that it notified the Buyer that it does not accept the Completion Accounts and the Statement in accordance with clause 7.3(a) (and only those) shall be referred for determination by an expert to be agreed by the Seller and the Buyer, and failing such agreement by the Seller and the Buyer within 10 Business Days following the end of the 20 Business Day period referred to in clause 7.3(b) (or such other time as the Seller and the Buyer may agree in writing), on the application of either the Buyer or the Seller by an expert appointed by the President of the Institute of Chartered Accountants of England and Wales from time to time (the “Firm”). The following provisions shall apply to such determination:

(a)                                  the Buyer and/or the Buyer’s accountants and the Seller and/or the Seller’s accountants shall each promptly (and in any event within such time frame as reasonably enables the Firm to make its decision in accordance with the time frame set down in clause 7.5(b)) prepare and deliver to the Firm a written statement on the matters in dispute (together with the relevant documents);

(b)                                 the Firm shall be requested to give its decision within 20 Business Days (or such later date as the Buyer and the Seller and the Firm agree in writing) of the confirmation and acknowledgment by the Firm of its appointment hereunder;

(c)                                  in giving such determination, the Firm shall state what adjustments (if any) are necessary to the draft Completion Accounts and the Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and shall give its reasons therefor;

(d)                                 the Firm shall act as an expert (and not as an arbitrator) in making any such determination, and the Completion Accounts and Statement, as adjusted by the Firm shall be deemed to be finally determined and shall be final and binding on the parties (in the absence of manifest error);

(e)                                  each party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and the expenses of the Firm shall be borne between the Seller and the Buyer in such proportions as the Firm shall in its discretion determine or, in the absence of any such determination, equally between the Seller and the Buyer.

7.6           When the Seller and the Buyer reach (or pursuant to clause 7.4 are deemed to reach) agreement on the Completion Accounts and the Statement or when the Completion Accounts and the Statement are finally determined at any stage in accordance with the procedures set out in this clause 7 (including clause 7.5):

(a)                                  the Completion Accounts and the Statement as so agreed or determined shall be the Completion Accounts and the Statement for the purposes of this Agreement and shall be final and binding on the parties; and

(b)                                 the Working Capital Amount, the Debt and the Cash, in each case, shall be as set out in the Statement.

7.7           Subject to any rule of law or any regulatory body or any provision of any contract entered into prior to the date of this Agreement to the contrary, the Seller shall procure that each member of the Seller’s Group shall, and the Buyer shall procure that the Group shall, promptly provide each other, their respective advisers, the Firm, the Buyer’s accountants and the Seller’s accountants with all information (in their respective possession or control) relating to the operations of the Seller’s Group and/or the Group, as the case may be, including access at all reasonable times to all the Seller’s Group and Group employees, books, records, and other relevant information and all co-operation and assistance, as may in any such case be reasonably required to:

(a)                                  enable the production of the Completion Accounts and the Statement; and

(b)                                 enable the Firm to determine the Completion Accounts and the Statement.

The Seller and the Buyer hereby authorise each other, their respective advisers and the Firm to take copies of all information which they have agreed to provide under this clause 7.7.

7.8           Subject to clause 7.5(e), the Seller and the Buyer shall each bear their own costs and expenses arising out of the preparation and review of the Completion Accounts and Statement.

8.                                       COMPLETION ACCOUNTS PAYMENTS

8.1           Within five Business Days of the agreement or determination of the Completion Accounts and the Statement in accordance with the provisions of clause 7:

(a)                                  if the Completion Payment is less than the Share Consideration (excluding the Interest Element), then the Buyer shall pay to the Seller the amount of such shortfall (if such difference exceeds £1,000); or

(b)                                 if the Completion Payment is more than the Share Consideration (excluding the Interest Element), then the Seller shall pay to the Buyer the amount of such excess (if such difference exceeds £1,000), in each case, together with an amount equal to interest on the amount so payable at the Agreed Rate per annum for the period from the Completion Date to the date of payment (both dates inclusive) (the “Interest Element”).

9.                                       WARRANTIES, UNDERTAKINGS AND INDEMNITIES

9.1           The Seller warrants to the Buyer that, as at the date of this Agreement, each of the Warranties is true and accurate and not misleading in any respect.  Each of the Warranties shall be construed as a separate and independent warranty and no Warranty shall be limited by reference to any other Warranty (except as expressly provided otherwise).

9.2           Subject to the limitations in schedule 4, the Seller warrants to the Buyer that the Warranties will be true and accurate and not misleading in any respect at Completion by reference to the facts and circumstances then subsisting and, for this purpose, the Warranties shall be deemed to be repeated at Completion as if any express or implied reference in the Warranties to the date of this Agreement was replaced by a reference to the Completion Date.

9.3           The Seller undertakes to notify the Buyer in writing promptly if it or any other member of the Seller’s Group becomes aware of any circumstance arising after the date of this Agreement which would cause any Warranty (if the Warranties were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in any respect which is material to the financial or trading position of the Group taken as a whole.

9.4           In each Warranty expressed to be given “to the best of the Seller’s knowledge and belief or “so far as the Seller is aware” or otherwise qualified by reference to the knowledge of the Seller, that expression shall mean the actual knowledge of Robert Melendres and the actual knowledge of any of the following persons (collectively but excluding individuals of whom the following listed persons makes inquiry, the “Relevant Individuals”) after having reviewed records and sources of information reasonably believed by them to be relevant and making reasonable enquiries of such persons as they reasonably believe are aware of facts and circumstances relevant to the accuracy of the Warranties:  Robert White, David Jones, Alex Stephens, Timothy Kennedy, James Ramshaw, Dennis Wolstenholme, Conleth Byrne, Andrew Wagstaff, Timothy Penasack, Pierre Cadena,

Chris Jones, Richard Bures and Melissa Faith.  Nothing in the foregoing will be deemed an admission that any communication with Robert Melendres or Chris Jones constitutes a waiver of any applicable privilege.  For the avoidance of doubt, all Warranties are given by the Seller and not the Relevant Individuals.

9.5                                 The Seller acknowledges and agrees that the Buyer has entered into this Agreement on the basis of and in reliance upon the Warranties.

9.6                                 Any claim under the Warranties is subject to the terms and provisions of schedule 4.

9.7           The Seller agrees and undertakes to the Buyer and to each individual and entity referred to in this clause 9.7 that, except in the case of fraud, neither it nor any other member of the Seller’s Group, has any rights against and hereby waives and shall not make any claim against, any present or former employee, director, agent or officer of any of the Group Companies or any member of the Buyer’s Group on whom it may have relied before agreeing any term of, or before entering into, this Agreement or any other Transaction Agreement or the Disclosure Letter, including in relation to any information supplied or omitted to be supplied by any such person in connection with the Warranties, this Agreement, any other Transaction Agreement or the Disclosure Letter.

9.8           The Buyer warrants to the Seller that (and each such warranty shall be construed as a separate warranty):

(a)                                  the execution and delivery of this Agreement and the completion of the transactions contemplated hereby, have, where required, been duly and validly authorised and no other proceedings or action on the part of the Buyer is necessary to authorise the Agreement or to complete the transactions contemplated;

(b)                                 no broker, finder, agent or person is entitled to receive from the Buyer a finder’s fee, brokerage or commission in connection with this Agreement for which the Seller shall be liable; and

(c)                                  at Completion, the Buyer will have sufficient immediately available funds to enable it to make payment of the Completion Payment without Encumbrance or delay.

9.9                                 The Seller hereby undertakes to indemnify and keep indemnified the Buyer (for itself and as trustee of each Group Company) against all costs (including any costs of settlement), obligations, fines, penalties, losses, liabilities (including liabilities to Tax), present and future damages, claims and expenses (including legal and other professional fees and other losses, liabilities, costs, charges, or expenses suffered or incurred in disputing, defending, investigating or providing evidence in connection with establishing its right to be indemnified pursuant to this clause) (collectively, “Losses”) suffered or incurred by the Buyer, any Group Company or any of their Related Persons in connection with or arising out of:

(a)                                  the Manchester Property or any matter or circumstance relating thereto, prior to, at, or following Completion (including any Losses relating to any Remedial Action or any Environmental Condition in respect of the Manchester Property and the transfer of the Manchester Property from the Company to the Seller as contemplated by certain of the Transaction Agreements);

(b)                                 the Leasehold Properties (other than, to the extent validly transferred or assigned in accordance with schedule 13, obligations arising from and after such transfer or assignment under the applicable Lease (as defined in schedule 13) that are not contemplated as obligations of the Seller under the applicable underlease appended to schedule 13), including Losses arising out of claims made after Completion that relate to the period at or prior to Completion, and, in the case of any claims relating to dilapidations and reinstatement of the Leasehold Properties, the Losses in respect of such claims which are determined to have arisen prior to Completion. For these purposes, the Buyer and the Seller shall each appoint one surveyor and the two surveyors shall together conduct a joint survey of the Leasehold Properties prior to Completion in order to seek to agree the likely amount of any claims for dilapidation and reinstatement of the Leasehold Properties as at Completion. In the event that the surveyors appointed by the Buyer and the Seller are unable to reach agreement within a period of ten Business Days the issue shall be referred for determination by either the Buyer or the Seller to a surveyor appointed by the President of the Royal Institution of Chartered Surveyors from time to time, who shall act as expert (and not as arbitrator), who shall be requested to render its determination of the appropriate amount of any claims for dilapidation and reinstatement of the Leasehold Properties as at Completion within 20 Business Days (or such other period as the Buyer and the Seller may agree in writing) of its appointment, whose determination shall be final and binding on the Buyer and the Seller (in the absence of manifest error) and whose costs and expenses shall be borne equally between the Buyer and the Seller;

(c)                                  the Endemol Matter;

(d)                                 the Software Matter;

(e)                                  the landlord’s claim for dilapidations in respect of the office and warehouse premises at 2, Hertford Street, Ashton Under Lyne, Lancashire as set forth in paragraph 6.17.1 of the Disclosure Letter or any related correspondence referred to in such paragraph;

(f)                                    any failure of the Warranties set forth in paragraphs 1.1 and/or 2.2(a) of schedule 3 to be true, accurate and not misleading in any respect in connection with the Czech Seller and/or the Cyberview Czech Share;

(g)                                 any failure by the Czech Seller or any of its Related Persons to have duly complied with the requirements of Section 105(2) of Czech Act No. 513/1991

Coll., Commercial Code, as amended, with respect to the incorporation or ownership of Cyberview Czech prior to Completion;

(h)                                 any breach of clause 6.4;

(i)                                     any Terminal Repurchase Obligations which are required to be settled in cash and which have not been taken into account in the determination of the Working Capital Amount for the purposes of the preparation of the Completion Accounts and the Statement;

(j)                                     any failure to obtain any necessary consent or authorisation in connection with the Sazka Contract related to the acquisition of Czech Seller prior to Completion as set forth in paragraph 6.10.2 of the Disclosure Letter;

(k)                                  all and any liabilities (whether attributable to service before, on, or after Completion) that passed to the Company or the Subsidiaries under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer Regulations and relate in any way whatsoever to pension, retirement or death benefits payable (actually, prospectively or contingently) under or in connection with an occupational pension scheme (within the meaning of section 1 of the Pension Schemes Act 1993);

(l)                                     any failure of Cyberview Czech to claim (in Czech přihlásit) any debt owed by Sazka to Cyberview Czech in the Sazka Insolvency Proceedings;

(m)                               the Cirsa Matter; and

(n)                                 the SNAI Matter, to the extent that the relevant Loss is suffered or incurred by the relevant Group Company in the period between the Completion Date and the second anniversary thereof, save only for Losses comprising diminution in value of the Shares or loss of revenues or loss of profit of the Buyer, any Group Company or any of their Related Persons arising from a Covered Termination

10.                                 PROTECTIVE COVENANTS

10.1         The Seller undertakes to the Buyer and to each of the Buyer’s Related Persons that the Seller shall not, and shall procure that each other member of the Seller’s Group that is a subsidiary undertaking of the Seller Guarantor shall not, (whether alone or jointly with another and whether directly or indirectly) carry on or be engaged in any manner in, any Competing Business in the Protected Territory during a period of two years after Completion.

10.2         Notwithstanding anything contained in this Agreement or the other Transaction Agreements to the contrary, the restrictions set forth in this clause 10 shall not in any way prohibit or restrict the Seller or any of its Related Persons from, directly or indirectly:

(a)                                  acquiring beneficial ownership after the date of this Agreement of any interest in any person or business (however such acquisition is structured) that, directly or indirectly (including without limitation, through any Related Person of such person or business) owns, manages, operates or engages in a Competing Business; provided that (i) such business does not constitute the principal business of such person or business and its Related Persons, taken as a whole (based on the revenues of the relevant person or business during the four full calendar quarters immediately preceding the date on which the acquisition is consummated) and (ii) if, in the financial year immediately preceding the date on which the acquisition is consummated, such Competing Business was responsible for or the source of revenues of more than £10,000,000, the Seller shall cause the divestiture of that portion of such person or business that engages in such Competing Business within 12 months after the consummation of such acquisition; or

(b)                                 acquiring or holding beneficial ownership of securities or other equity interests (i) representing not more than three percent of the outstanding voting power of any person that has voting securities traded on a national securities exchange, the Nasdaq Stock Market or the over-the-counter market, (ii) in any person through any employee benefit plan or (iii) in Buyer Guarantor or any successor person.

10.3         The Seller undertakes to the Buyer and to each of the Buyer’s Related Persons that the Seller shall not, and shall procure that each other member of Seller’s Group shall not, within a period of one year after Completion (whether alone or jointly with another and whether directly or indirectly) solicit or endeavour to entice away from any member of the Buyer’s Group, offer employment to or employ, or offer to conclude any contract for services with (together “solicit or employ”), any person who was employed by any Group Company on an annual salary of £40,000 or more on the Completion Date. This clause 10.3 shall not prevent any member of the Seller’s Group from employing any person who responds to a public advertisement for the relevant vacancy placed by or on behalf of the relevant member of the Seller’s Group or soliciting or employing persons contacted through bona fide search firms not targeting Group personnel if there has been no previous contact (specifically made with a view to allowing the relevant member of the Seller’s Group to take advantage of the proviso to this clause) between such member of the Seller’s Group (or any person acting on its behalf) and such person, or soliciting or employing any person whose employment was terminated by a Group Company after Completion.

10.4         The Seller acknowledges and agrees that each of clauses 10.1 to 10.3 (inclusive) constitutes an entirely separate and independent restriction and that the duration, extent and application of each of the respective restrictions are no greater than is reasonable and necessary for the protection of the interests of the Buyer and its Related Persons but that, if any such restriction shall be adjudged by any court or authority of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area dealt with thereby were to be reduced then (without prejudice to its continued application elsewhere) the said restriction shall apply within the jurisdiction of that court or competent authority with such modifications as may be necessary to make it valid and effective in that jurisdiction.

11.           INSURANCE COVENANTS

11.1         The Seller shall keep, or cause to be kept, all Seller Policies and Company Policies (or replacement policies on substantially similar terms) in full force and effect until Completion.

11.2         If, prior to Completion, any matter, event, circumstance or incident occurs or arises in relation to any of the Group Companies or any of their assets, businesses or operations (a “Pre-Closing Incident”) and any Group Company or any other member of the Seller’s Group becomes aware that it has any right to make a claim in respect of it under the terms of any Policy (a “Pre-Closing Claim”), the Seller undertakes to, or to procure that the relevant member of the Seller’s Group shall, use reasonable endeavours to make such Pre-Closing Claim prior to Completion under the relevant Policy and pursue and obtain recovery under the relevant Policy in respect of any such Pre-Closing Claim. The Seller shall procure (both prior to and following Completion, as may be applicable) that any proceeds in respect of any such Pre-Closing Claim together with the amount of any deductible, co-payment or insurance cost incurred or applicable with respect to such Pre-Closing Claim (collectively, the “Pre-Closing Claim Amount”) is applied to the remediation, restoration or replacement of the relevant insured asset(s), business or operation of the relevant Group Company or the satisfaction of the relevant claim, liability or obligation of the relevant Group Company (as applicable) or that such Pre-Closing Claim Amount is passed to the Buyer (on behalf of the relevant Group Company) (without duplication of any other obligation under this Agreement).  The foregoing obligation to remit to the Buyer any Pre-Closing Claim Amount shall arise only to the extent that any member of the Buyer’s Group has made payment or incurred liability with respect to any such claim or the subject matter thereof.

11.3         From Completion onwards, the Seller shall, and shall procure that the Seller’s Group shall use reasonable endeavours to continue in force on the same terms (a) all Seller Policies to the extent that they provide coverage in relation to any Pre-Closing Incident under any “occurrence-based” Policies under which claims may be made relating to Pre-Closing Incidents both prior to and following Completion and (b) any Policies for which “tail” coverage is to be obtained as contemplated by the immediately following sentence (the Policies referred to in this clause 11.3 being the “Surviving Policies” and claims to be made under such Surviving Policies following Completion being the “Post Closing Claims”).  At the Buyer’s request, the Seller will use reasonable endeavors to obtain “tail” coverage in respect of such Policies as the Buyer may specify for the period after Completion, with the premiums for such coverage paid in advance (and not by means of any offset) by the Buyer, including providing information reasonably requested by Buyer in connection therewith (including a schedule of any Pre-Closing Incidents, which the Seller shall use reasonable endeavours to procure sets forth details of the Pre-Closing Incidents identified in accordance with clause 11.5 which are accurate and complete in all material respects so far as the Representatives of the Seller who are responsible for the preparation of such schedule are actually aware, provided that the provision of such a schedule shall not be deemed to constitute a representation or warranty by the Seller to the Buyer that such schedule sets forth a complete and comprehensive listing of all actual and contingent liabilities of the Group Companies as at Completion).  Notwithstanding

the foregoing, to the extent that any member of the Seller’s Group reasonably incurs any incremental out-of-pocket cost as a result of the maintenance in force of the Surviving Policies following Completion to the extent such costs relate to Post-Closing Claims, which incremental out-of-pocket costs would not have been incurred but for the maintenance in force of the Surviving Policies from Completion in respect of the Post-Closing Claims as contemplated by this clause 11.3, such incremental out-of-pocket costs shall be borne by the Buyer.  In the event that the Buyer desires to terminate its obligation to pay such expenses in respect of one or more (or all) Post-Closing Claims, it may give the Seller written notice to such effect, after which time the Buyer shall have no future obligations to reimburse any such expenses incurred after the date of notice, and the Seller shall be under no obligation to pursue any such Post-Closing Claims after the date of such notice.

11.4         From Completion onwards, the Seller shall, and shall procure that each member of the Seller’s Group shall, take such steps as are reasonably required by the Buyer to make and pursue any claims under the Policies with respect to the Pre-Closing Incidents as are reasonably required (including giving notice of the claim to the insurer at the request of the Buyer) or to assist any Group Company or any member of the Buyer’s Group in the making of that claim (and the Buyer shall indemnify the Seller for any cost, expense, liability, obligation incurred by the Seller in acting in accordance with the Buyer’s instructions under this clause 11.4).  The Seller shall pay to the Buyer (on behalf of the relevant Group Company) any proceeds actually received in connection with such claim promptly after their receipt (but shall not be required to remit to Buyer any related deductible, co-payment or insurance cost incurred or applicable).  After Completion, the Seller shall have no responsibility for insurance of the Group Companies except as expressly set forth in this clause 11.

11.5         Prior to Completion, the Seller shall use reasonable endeavours in order to identify any and all Pre-Closing Incidents which could reasonably be expected to give rise to a claim in order to pursue such Pre-Closing Incidents under clause 11.2.  The Seller shall provide a draft of the schedule of Pre-Closing Incidents referred to in clause 11.3 to the Buyer by no later than 5 Business Days prior to Completion.

12.           CONFIDENTIAL INFORMATION

12.1         The Seller undertakes that it shall (and shall procure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose that Confidential Information to any person except as permitted by this clause 12 or with the prior written consent of the Buyer.

12.2         Clause 12.1 does not apply to:

(a)           disclosure of Confidential Information to or at the written request of the Buyer;

(b)           use or disclosure of Confidential Information required to be disclosed by law, legal process, or the rules or standards of the New York Stock Exchange,

NASDAQ, the SEC, or the rules or requirements of any gaming regulatory authority, law enforcement authority, or any other regulatory body;

(c)           disclosure of Confidential Information to Representatives if it is reasonably required for the purposes of exercising the rights or performing the obligations under this Agreement or the other Transaction Agreements and only if the Representatives are informed of the confidential nature of the Confidential Information; or

(d)           Confidential Information which becomes publicly known other than by the Seller’s breach (including a breach in respect of a failure of any Representative) of clause 12.1.

12.3         The Buyer undertakes that it shall not unreasonably withhold its written consent to the disclosure of Confidential Information by the Seller to persons discussing or evaluating potential transactions with Seller or its Related Persons or to actual or potential financing sources of the Seller and their Representatives, in each case where such persons are bound by confidentiality agreements which are enforceable by the Buyer and otherwise in a form acceptable to the Buyer, acting reasonably.

12.4         The provisions of this clause 12 shall survive the termination and/or Completion of this Agreement.

13.           ANNOUNCEMENTS

13.1         No party shall make any public announcement concerning the existence of this Agreement or its terms or the existence or the terms of any Transaction Agreement (except those matters set out in a press release in the Agreed Form) and each party shall procure that each of its Related Persons shall not make any such public announcement, without the prior consent of the other party, except to the extent required by law or the rules or standards of the New York Stock Exchange, NASDAQ or the SEC or the rules or requirements of any gaming regulatory authority, law enforcement authority, or any other Governmental Authority, provided that this clause 13.1 shall not prevent disclosure by a party of the existence or the terms of any Transaction Agreement to its lenders or financiers, or the public filing by the Seller Guarantor of this Agreement or any other Transaction Agreement with the SEC.

13.2         The restrictions contained in clause 13.1 shall apply without limit of time.

14.           TERMINATION

14.1         This Agreement may be terminated at any time prior to Completion:

(a)           by the written agreement of each of Seller and Buyer;

(b)           by either the Buyer or the Seller if any of the Conditions are not satisfied or waived in accordance with the terms of this Agreement on or prior to the date falling 180 days after the date of this Agreement;

(c)           by either the Buyer or the Seller if any gaming regulatory authority, law enforcement authority or other Governmental Authority enjoins or denies approval of or otherwise prohibits or renders unlawful the consummation of the Acquisition or the completion of any of the transactions contemplated by this Agreement, provided that this right of termination may only be exercised if such enjoinment, denial, prohibition or rendering unlawful remains in effect as at the date that all Conditions have been satisfied or waived in accordance with clause 3;

(d)           by either the Seller or the Buyer in accordance with clause 5.7(a);

(e)           by the Buyer if, before Completion:

(i)          there is a breach of any of the Warranties (other than any of the Fundamental Warranties or the Warranty set forth at paragraph 4.2(h) of schedule 3) as given on the date of this Agreement, the effect of which, individually or in the aggregate, is or would reasonably be expected to be material and adverse to the Group, taken as a whole, and which, if capable of remedy, is not remedied to the satisfaction of the Buyer (acting reasonably) within 20 days of notice from the Buyer to do so, or a breach of any of the Fundamental Warranties or the Warranty set forth in paragraph 4.2(h) of schedule 3, as given on the date of this Agreement, which, if capable of remedy, is not remedied to the satisfaction of the Buyer (acting reasonably) within 20 days of notice from the Buyer to do so, provided that, for the purposes of this clause 14.1(e)(i), in determining whether a breach of any Warranty has occurred and whether the right to terminate this Agreement may be exercised, each Warranty, other than the Warranty set forth at paragraph 4.2(h) of schedule 3, shall be read and construed so that any qualification of such Warranty by reference to materiality, for example by the inclusion therein of the words “material”, “in any material respect”, “to an extent which is material in the context of a Group Company”, “to an extent which is material in the context of the Group” or any similar formulation or expression qualifying a Warranty by reference to a threshold of materiality, shall be disregarded and deemed to be deleted from such Warranty; or

(ii)         any event occurs which, if the Warranties were repeated at any time before Completion by reference to the facts and circumstances then existing as if reference in the Warranties to the date of this Agreement were references to the relevant date, would constitute a breach of any of the Warranties (other than any of the Fundamental Warranties or the Warranty set forth in paragraph 4.2(h) of schedule 3), the effect of which, individually or in the aggregate, is or would reasonably be expected to be material and adverse to the Group, taken as a whole, or which would constitute a breach of any of the Fundamental Warranties or the Warranty set forth at paragraph 4.2(h) of schedule 3, and which, if capable of remedy, is not remedied to the satisfaction of the Buyer (acting reasonably) within 20 days of notice from the Buyer to do so, provided that, for the purposes of this clause 14.1(e)(ii), in determining whether a breach of any Warranty has occurred and whether the right to terminate this Agreement may be exercised, each Warranty other than the Warranty set forth at paragraph 4.2(h) of schedule 3, shall be read and construed so that any qualification of such Warranty by reference to materiality, for example by the inclusion therein of the words “material”, “in any material respect”, “to an extent which is material in the context of a Group Company”, “to an extent which is material in the context of the Group” or any similar formulation or expression qualifying a Warranty by reference to a threshold of materiality, shall be disregarded and deemed to be deleted from such Warranty; or

(iii)        there is any material breach or non-fulfilment by the Seller of any of its material obligations under this Agreement to be performed prior to Completion which, if capable of remedy, is not remedied to the satisfaction of the Buyer (acting reasonably) within 15 days of notice from the Buyer to do so, provided that, in respect of any right of termination in clauses 14.1(b), (c), (d) or (e), such termination right may only be exercised by the terminating party providing written notice of termination to the other party, prior to the Completion Date.

14.2         In the event of termination of this Agreement by either Seller or Buyer as provided in clause 14.1, this Agreement shall become void and have no effect, without liability or obligation on the part of the Seller or the Buyer or their respective officers or directors (save in respect of any rights and liabilities which have accrued before termination), except as provided for in clause 14.3 below and as set forth in clause 12 and clause 30 or in the confidentiality agreement dated 29 September 2010 between Seller and Buyer, which shall survive termination of this Agreement by either Seller or Buyer as provided in clause 14.1.

14.3         Unless agreed otherwise by the parties, the following provisions shall survive termination:  clause 1 (Interpretation), clause 9.7 (Warranties, Undertakings, Indemnities), clause 12 (Confidential Information), clause 13 (Announcements), clause 17 (Costs), clause 20 (Entire Agreement), clause 21 (Variations), clause 22 (Waiver), clause 23 (Invalidity), clause 24 (Notices), clause 26 (Third party rights) and clause  30 (Governing law and jurisdiction).

14.4         Upon any termination of this Agreement, each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected therewith.

15.           PAYMENTS AND SET-OFF

15.1         Unless otherwise expressly stated in this Agreement or any other Transaction Agreement, every amount payable under this Agreement or any of the other Transaction Agreements by one party (the “Paying Party”) to another (the “Receiving Party”) shall be free and clear of deduction or withholding of any kind other than any deduction or withholding required by law, provided that the Paying Party shall be entitled to set-off against and deduct from any payment to be made by it or any of its Related Persons to the Receiving Party or any of its Related Persons under any of the Transaction Agreements any amount which it reasonably and in good faith considers to be due to it or any of its Related Persons under the terms of this Agreement or any of the other Transaction Agreements.

15.2         Unless otherwise expressly stated in this Agreement or any of the other Transaction Agreements, all payments to be made under this Agreement or any of the other Transaction Agreements shall be made in sterling by way of electronic funds transfer of immediately available funds:

(a)           in the case of payments to the Seller, to the Seller’s Account; and

(b)           in the case of payments to the Buyer, to the Buyer’s Account;

15.3         Subject to clause 15.1, if any sum due for payment under or in accordance with this Agreement or any of the other Transaction Agreements by one party to another is not paid on the due date, the party in default shall pay interest thereon (at the same time and payment is made) at the Default Rate for the period from the due date to the date of actual payment (both dates inclusive).

15.4         If a party is required by law to make a deduction or withholding from any payment referred to in clause 15.1 where that payment is made in satisfaction of any liability arising under a Seller Obligation or a Buyer Obligation, that party (or the Seller Guarantor or Buyer Guarantor, as the case may be) shall pay such sum as will, after the making of any such deduction or withholding, leave the recipient of the payment with the same amount as it would have received had no deduction or withholding been made.  For the avoidance of doubt, the immediately preceding sentence shall not apply to the exercise of set-off rights in accordance with the proviso in clause 15.1.

15.5         If any sum payable by a party under this Agreement or under the Tax Deed (where that payment is made in satisfaction of any liability arising under a Seller Obligation or Buyer Obligation), shall be subject to Tax in the hands of the recipient of the payment (ignoring the availability of any Relief), the same obligation to make an increased payment as is referred to in clause 15.4 shall apply in relation to such liability to Tax as if it were a deduction or withholding required by law.

16.           ASSIGNMENT

This Agreement is personal to the parties and accordingly no party, without the prior written consent of the others, shall assign, transfer, charge or declare a trust of the benefit of all or any of any other party’s obligations, by operation of law or otherwise, nor any benefit arising under this Agreement nor shall any party delegate any of its obligations under this Agreement to any person, provided that the Buyer may assign the benefit of this Agreement (in whole or in part), after Completion, to any of its Related Persons, to a successor to all or substantially all the business of the Group and/or to any purchaser of any of its Related Persons or of any significant portion of the business of the Group, and, at any time, as collateral for bona fide debt obligations, in each case without the prior consent of any other party; provided, further, subject to the Buyer Guarantor confirming to the Seller that the provisions of clause 29 shall apply to the obligations and liabilities of the relevant delegate and that the delegating party remains fully liable for all of its obligations under this Agreement, the Buyer may delegate any or all of the obligation or liabilities of the Buyer under this Agreement to a Related Person of the Buyer without the prior written consent of any other party.  If the Buyer assigns the benefit of this Agreement (in whole or in part) in accordance with the provisions of this clause 16, the liability of the Seller and the Seller Guarantor under this Agreement shall be no greater than such liabilities would have been had the assignment not occurred.

17.           COSTS

Unless expressly otherwise provided in this Agreement each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares.  For the avoidance of doubt, the Buyer shall bear any fees required to be paid to any regulatory authority in connection with the satisfaction of the Conditions.

18.           EFFECT OF COMPLETION

The terms of this Agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this Agreement) shall continue in force after and notwithstanding Completion.

19.           FURTHER ASSURANCES

19.1         Each of the parties shall from time to time upon request from the other do or procure the doing of all acts and/or execute or procure the execution of all such documents in so far as each is reasonably able and in a form reasonably satisfactory to the party concerned for the purpose of transferring to the Buyer the Shares and otherwise giving the other party the full benefit of this Agreement.

20.           ENTIRE AGREEMENT

20.1         Each party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with the other party that:

(a)           this Agreement together with any other documents referred to in this Agreement, including without limitation the other Transaction Agreements and the confidentiality agreement dated 29 September 2010 between the Seller and the Buyer constitute the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Agreements and such confidentiality agreement;

(b)           neither it nor any of its Related Persons have been induced to enter into any Transaction Agreement in reliance upon, nor have they been given, any oral or written warranty, representation, statement, information disclosures, projection of future financial or business prospects, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever (express or implied) other than as are expressly set out in the Transaction Agreements and, to the extent that any of them have been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto; and

(c)           save as expressly provided in this Agreement or any of the other Transaction Agreements, the only remedies available to it in respect of the Transaction Agreements (and, where appropriate, to its Related Persons) are damages for breach of contract and, for  the avoidance of doubt, following Completion neither it (nor its Related Persons, where appropriate) have any  right to  rescind  or terminate any Transaction Agreements either for breach of contract or for negligent or innocent misrepresentation or otherwise;

PROVIDED THAT the provisions of this clause 20 shall not exclude any liability or remedy (including any right to rescind this Agreement) which any of the parties or, where appropriate, their Related Persons would otherwise have, in respect of another party or, where appropriate, to any other party’s Related Persons, in respect of any fraud, fraudulent misrepresentation or fraudulent concealment by any of them.

21.           VARIATIONS

This Agreement may be varied only by a document signed by or on behalf of each of the Seller and the Buyer.

22.           WAIVER

22.1         A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

22.2         No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

22.3         No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the Seller and the Buyer.

23.           INVALIDITY

23.1         If any provision of this Agreement is or becomes invalid, illegal, void or unenforceable in any respect under the law of any jurisdiction:

(a)           such provision shall:

(i)                                     to the extent that it is illegal, void, invalid or unenforceable be given no effect and shall be deemed not to be included in this Agreement; and

(ii)                                  not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or the legality, validity or enforceability under the law of any other jurisdiction of such provision or any other provision of this Agreement; and

(b)           the parties shall use reasonable endeavours to replace such a provision with a valid and enforceable substitute provision which carries out, as closely as possible, the intentions of the parties under this Agreement.

24.           NOTICES

24.1         Any notice, demand or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):

In the case of the Buyer to:
Global Draw Limited
99 Green Lane
Hounslow, Middlesex
TW4 6BW
Fax:	+44 208 917 9113
Attention:	Company Secretary

In the case of the Buyer Guarantor to:
Scientific Games Corporation
750 Lexington Avenue, 25th Floor
New York, New York 10022
Fax:	+1 (212) 754 2372
Attention:	General Counsel

In the case of the Seller, the Czech Seller or the Seller Guarantor to:
IGT-UK Group Limited
Margaret Street, Ashton-under-Lyne
Lancashire OL7 0QQ
Fax:	+44 161 308 2580
Attention:	Managing Director

With a copy to:
IGT
6335 South Buffalo Drive
Las Vegas, NV 89113
Fax:	1-702-669-7904
Attention:	Chief Legal Officer

and shall be deemed to have been duly given or made as follows:

(a)           if personally delivered, upon delivery at the address of the relevant party;

(b)           if sent by international courier, upon delivery at the address of the relevant party; and

(c)           if sent by fax, when despatched;

provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made outside 9.00 a.m. — 5 p.m. on a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

24.2         A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 24.1 provided that such notification shall only be effective:

(a)           on the date specified in the notification as the date on which the change is to take place; or

(b)           if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

25.           COUNTERPARTS

25.1         This Agreement may be executed in any number of counterparts which together shall constitute one agreement.  Any party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all parties.

25.2         Delivery of an executed signature page of a counterpart by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall take effect as delivery of an executed counterpart of this Agreement.  If either method is adopted, without prejudice to the validity of such agreement, each party shall provide the other with the original of such page as soon as reasonably practicable thereafter.

26.           THIRD PARTY RIGHTS

26.1         Except for the provisions of clauses 6.4 and 9.7, which shall be enforceable by the persons expressly referred to in such clauses (each such person who is not also party to this Agreement, a “Third Party”) pursuant to the Contracts (Rights of Third Parties) Act 1999, the parties do not intend that any term of this Agreement should be enforceable by any person who is not a party to this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise.

26.2         Notwithstanding the provisions of clause 26.1 or any benefits conferred by this Agreement on any third party by virtue of the Contracts (Rights of Third Parties) Act 1999, the parties may (subject to the other provisions of this Agreement) amend, vary, waive or terminate this Agreement at any time and in any way without the consent of any Third Party.

27.           UK VAT GROUPING

27.1         The Seller and the Buyer shall notify HMRC as soon as reasonably practicable that IGT Gaming UK Limited and the Seller are required to be excluded from the Company’s UK VAT group and shall co-operate to ensure that such exclusion is sought to have effect from Completion (or such other date as is agreed by the parties acting reasonably and in good faith) (that date from which such exclusion has effect being the “Effective Date”).  The Seller shall procure that IGT Gaming UK Limited and the Seller shall be registered for VAT from (or as soon as is reasonably practicable after) the Effective Date and shall from the Effective Date, not issue any invoices containing the VAT registration number of the Company’s UK VAT Group.

27.2         If HMRC request any information or documentation pursuant to an investigation, audit or otherwise into or in respect of the Company’s UK VAT group which relates to the period in which IGT Gaming UK Limited and the Seller were members of the Company’s UK VAT group, the Seller shall provide, and undertakes to procure that IGT Gaming UK Limited shall provide, the Company (as representative member of the relevant UK VAT group) or their duly authorised agents with access to such  information and documentation as is required to be provided to HMRC in accordance with applicable laws.

27.3         The Buyer covenants with the Seller that, if the Company (as representative member of the relevant UK VAT group) is entitled to be paid by HMRC an amount of credit for input tax (where no output tax is due) or the amount by which any credit for input tax exceeds the relevant output tax (in either case the “Credit”) the Buyer shall procure that the Company shall pay to IGT Gaming UK Limited or the Seller (as the case may be) a sum equal to the Credit within five Business Days of receipt of such Credit.  References to “input tax” in this clause 27.3 are to input tax in respect of any supply of goods or services made to IGT Gaming UK Limited or the Seller or any importation or acquisition made by IGT Gaming UK Limited or the Seller before the Effective Date and after the last day of the last prescribed accounting period of IGT Gaming UK Limited or the Seller (as appropriate) to end before the Effective Date.

27.4         The Seller covenants to pay to the Buyer an amount equal to any VAT for which the Company (as representative member of the relevant UK VAT group) is liable to account for in respect of any supply of goods or services or any acquisition or importation made by IGT Gaming UK Limited or IGT UK Group Limited after the last day of the last prescribed accounting period of IGT Gaming UK Limited or IGT UK Group Limited (as appropriate) to end before the Effective Date and before the Effective Date.

28.           SELLER GUARANTEE

28.1         The Seller Guarantor as primary obligor unconditionally and irrevocably:

(a)                                  guarantees by way of continuing guarantee to the Buyer the due and punctual performance by the Seller, the Czech Seller and their Related Persons of their respective obligations under or pursuant to this Agreement and each other Transaction Agreement;

(b)           agrees that if and each time that the Seller, the Czech Seller or any of their Related Persons fails to make any payment when it is due under or pursuant to this Agreement or any other Transaction Agreement, the Seller Guarantor shall on demand (without requiring the Buyer first to take steps against the Seller or any other person) pay that amount to the Buyer.

28.2         Each payment to be made by the Seller Guarantor under this clause shall be made in the currency in which the relevant amount is payable by the Seller, free and clear of all deductions or withholdings of any kind.

28.3         The Seller Guarantor’s obligations under this clause shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:

(a)                                  any time or indulgence granted to, or composition with, the Seller, the Czech Seller or any other person;

(b)                                 the taking, variation, renewal or release of, or neglect to perfect or enforce this Agreement, any other Transaction Agreement or any right, guarantee, remedy or security from or against the Seller, the Czech Seller or any other person; or

(c)                                  any unenforceability or invalidity of any obligation of the Seller or the Czech Seller, so that this clause shall be construed as if there were no such unenforceability or invalidity.

29.           BUYER GUARANTEE

29.1         The Buyer Guarantor as primary obligor unconditionally and irrevocably:

(a)                                  guarantees by way of continuing guarantee to the Seller the due and punctual performance by the Buyer and its Related Persons of their respective obligations under or pursuant to this Agreement and each other Transaction Agreement;

(b)                                 agrees that if and each time that the Buyer or any of its Related Persons fails to make any payment when it is due under or pursuant to this Agreement or any other Transaction Agreement, the Buyer Guarantor shall on demand (without requiring the Seller first to take steps against the Buyer or any other person) pay that amount to the Seller.

29.2         Each payment to be made by the Buyer Guarantor under this clause shall be made in the currency in which the relevant amount is payable by the Buyer, free and clear of all deductions or withholdings of any kind.

29.3         The Buyer Guarantor’s obligations under this clause shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:

(a)           any time or indulgence granted to, or composition with, the Buyer or any other person;

(b)           the taking, variation, renewal or release of, or neglect to perfect or enforce this Agreement, any other Transaction Agreement or any right, guarantee, remedy or security from or against the Buyer or any other person; or

(c)           any unenforceability or invalidity of any obligation of the Buyer, so that this clause shall be construed as if there were no such unenforceability or invalidity.

30.           GOVERNING LAW AND JURISDICTION

This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by and construed in accordance with English law.  The Courts of England shall have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to non-contractual obligations arising from or in connection with this Agreement, or a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity).

IN WITNESS whereof this Agreement has been executed on the date first above written.

SCHEDULE 3

The Warranties

In this schedule 3, any reference to any legislation of the European Union or the United Kingdom shall be deemed to include a reference to any similar legislation, or legislation covering similar issues, in any jurisdiction in which a Group Company carries on business or otherwise derives revenue and unless another definition is provided, a “Material Contract” means a Contract which involves revenue or expenditure in excess of £100,000 per annum exclusive of VAT or other sales taxes and includes any Contract referred to in paragraph 12.2 of this schedule 3.

1.                                       SELLER’S CAPACITY

1.1                                 Each of the Seller, the Seller Guarantor and the Czech Seller, and each of their relevant Related Persons, has the requisite power and authority, and has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to enter into and to perform its obligations under this Agreement, the Tax Deed and each of the other Transaction Agreements to which it is a party.

1.2                                 Each Transaction Agreement to which the Seller, the Seller Guarantor or the Czech Seller, or any of their Related Persons is a party constitutes or will, when executed, constitute legally valid and binding obligations on the Seller, the Seller Guarantor or the Czech Seller (as the case may be), and/or such Related Person, enforceable against such person in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, and similar laws affecting creditors’ rights and except as the availability of certain remedies may be limited by principles of equity.

1.3                                 Compliance with the terms of each Transaction Agreement to which any of the Seller, the Seller Guarantor or the Czech Seller, or any of their Related Persons is a party does not and will not conflict with or constitute a default or breach under any provision of:

(a)                                  the memorandum or articles of association (or equivalent documents) of the Seller, the Seller Guarantor or the Czech Seller (as the case may be) or the relevant Related Person; or

(b)                                 any order, judgment, award, injunction, decree or regulation or any other restriction of any kind or character by which it is bound or submits to an extent which would prohibit, prevent, delay, impede or restrict the consummation of the transactions contemplated by any of the Transaction Agreements.

2.                                       THE COMPANY, THE SHARES AND THE SUBSIDIARIES

2.1                                 Incorporation and existence

The Seller, the Company and each of the Subsidiaries are limited companies incorporated under English law or (in the case of Barcrest Development B.V.) the law of the

Netherlands, and have been in continuous existence since incorporation.  Cyberview Czech is a limited liability company incorporated under the law of the Czech Republic, and has been in continuous existence since incorporation.

2.2                                 The Shares

(a)                                  The Seller is the only legal and beneficial owner of the Company Shares.  The Czech Seller is the only legal and beneficial owner of the Cyberview Czech Share.  Upon the delivery and payment of the Completion Payment at Completion, the Buyer will receive from the Seller and the Czech Seller, good and valid title to the Company Shares and the Cyberview Czech Share, respectively, free from any Encumbrances.

(b)                                 The Company has not issued or allotted any shares other than the Company Shares and the Company Shares are fully paid or credited as fully paid.  Cyberview Czech has not increased its registered capital nor has the Czech Seller decided on such increase; the Cyberview Czech Share represents 100% of the registered capital of Cyberview Czech and is fully paid.

(c)                                  There is no Encumbrance over or affecting any Shares, nor is there any commitment to give or create such an Encumbrance, and, so far as the Seller is aware, no person has claimed to be entitled to such an Encumbrance.

(d)                                 Other than this Agreement, there is no agreement or obligation requiring, and no claim has been made requesting:

(i)                                     the allotment, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the issue, allotment, sale, transfer, redemption or repayment of, a share in the capital of the Company or Cyberview Czech (including an option or right of pre-emption or conversion); or

(ii)                                  the issue or grant to a person of a right (conditional or not) to require the issue of loan capital,

either now or at any future date.

2.3                                 The Group Companies

(a)                                  The particulars relating to the Group Companies set out in schedules 1 and 2 to this Agreement are true and accurate.

(b)                                 Save as shown in schedule 2, the Company is the only legal and beneficial owner of the shares in the capital of the Subsidiaries.  The Company does not have any subsidiary undertakings other than the Subsidiaries.  The Czech Seller is the only legal and beneficial owner of the Cyberview Czech Share.  Cyberview Czech does not have any subsidiaries.  Each of the Subsidiaries is a wholly-owned subsidiary of the Company (unless otherwise indicated in schedule 2) and each of the shares of each Group Company has been properly allotted and issued and is fully paid or credited as fully paid.

(c)                                  There is no Encumbrance over or affecting any shares in the capital of any Group Company, nor is there any commitment to give or create such an Encumbrance, and so far as the Seller is aware no person has claimed to be entitled to such an Encumbrance.

(d)                                 Other than this Agreement, there is no Contract requiring the allotment, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, sale, transfer, redemption or repayment of, a share in the capital of any of the Subsidiaries (including an option or right of pre-emption or conversion).

(e)                                  No Group Company owns any shares or stock in the capital of, nor does it have any other ownership interest in, any company or business organisation of whatever nature other than, (in the case of the Company,) the Subsidiaries, nor does the Company nor any other Group Company control or take part in the management of, or is or has agreed to become a member of, any other company, partnership, unincorporated association, joint venture or other business organisation or has outside the United Kingdom any branch or any permanent establishment (as that expression is defined in the respective Double Taxation Relief Orders current at the date of this agreement).

2.4                                 Corporate Structure

The diagram of the corporate structure of the Group attached to the Disclosure Letter is true and accurate.

2.5                                 Confidentiality agreements

The Company is a party to, or otherwise is a beneficiary of and is able to enforce the terms of, any confidentiality agreement that may have been entered into by a third party who has participated as a potential purchaser of the Shares in the process in respect of the Group that has culminated in the entry into of this Agreement.

3.                                       ACCOUNTS

3.1                                 General

(a)                                  The Accounts of each Group Company:

(i)                                     have been prepared in accordance with applicable laws (including the Companies Act 1985, the Companies Act 2006 and, in the case of the Accounts of Cyberview Czech, the Act No. 563/1991 Coll., on accounting, as amended, of the Czech Republic, and as applicable) and (in the case of the Accounts for each of the Company and the Subsidiaries) Generally Accepted Accounting Practice in the United Kingdom and (in

the case of the Accounts of Cyberview Czech) the IFRS and the Czech Accounting Standards, the IAS Regulations and (in the case of Barcrest Development B.V.) Title 9, Book 2 of the Netherlands Civil Code, and, subject thereto and save as expressly stated in the Accounts, on a basis consistent with that adopted in preparing the audited accounts in respect of the relevant Group Company for and during the previous two financial periods;

(ii)                                  give a true and fair view of the assets, liabilities and state of affairs of that Group Company as at the Accounts Date and of the profit or loss and (where applicable) cash flow of that Group Company for the period ended on the Accounts Date;

(iii)                               contain provision adequate to cover all liabilities (including all contingent liabilities (except for contingent liabilities not required to be set forth in the Accounts) or deferred liability for Tax) of that Group Company as at the Accounts Date as required (in the case of the Accounts for each of the Company and the Subsidiaries) by Generally Accepted Accounting Practice in the United Kingdom and (in the case of the Accounts for Cyberview Czech) by the IFRS and Czech Accounting Standards; and

(iv)                              make provision reasonably regarded at that time as adequate for all bad and doubtful debts as at the Accounts Date on a basis consistent (in the case of the Accounts for each of the Company and the Subsidiaries) with Generally Accepted Accounting Practice in the United Kingdom and (in the case of the Accounts for Cyberview Czech) by the IFRS and Czech Accounting Standards.

(b)                                 The 2010 Accounts:

(i)                                     have been prepared in accordance with applicable laws and US GAAP;

(ii)                                  give a true and fair view of the combined assets, liabilities and state of affairs of the Group as at the 2010 Accounts Date and of the combined profit or loss and (where applicable) cash flow of the Group for the period ended on the 2010 Accounts Date;

(iii)                               contain provision adequate to cover all combined liabilities (including all contingent liabilities (except for contingent liabilities not required to be set forth in the 2010 Accounts) or deferred liability for Tax) of the Group as at the 2010 Accounts Date as required by US GAAP; and

(iv)                              make provision reasonably regarded at that time as adequate for all bad and doubtful debts as at the 2010 Accounts Date on a basis consistent with US GAAP.

(c)                                  The Management Accounts have been prepared diligently, in good faith and in accordance with US GAAP (having regard to their status as management accounts and that the normal period end adjustments which would arise on an audit have not been made), fairly represent the combined assets and liabilities, combined profits and losses and combined cash flow of the Group (taken as a whole) as at and for the fiscal year-to-date period ended on the Management Accounts Date, and are not misleading in any material respect.

3.2                                 Accounting and other records

(a)                                  The books of account and other records of each Group Company are up-to-date and have been maintained in all material respects in accordance with (in the case of the Company and the Subsidiaries) the law and applicable standards, principles and practices generally accepted in the United Kingdom including, where relevant, International Accounting Standards and (in the case of Cyberview Czech) the IFRS and the IAS Regulations.

(b)                                 All material deeds and documents (properly stamped where stamping is necessary for enforcement thereof) belonging to each Group Company and which by law ought to be in the possession of the respective Group Company are in the possession of such Group Company.

3.3                                 Accounting reference date

The accounting reference date for each of the Group Companies under section 391 of the Companies Act 2006, section 224 of the Companies Act 1985, or, in the case of Cyberview Czech, the Act No. 563/1991 Coll., on accounting, as amended, of the Czech Republic (as applicable) is, and during the last three years has always been 30 September.

3.4                                 Government grants

No Group Company is liable to pay or repay an investment with other grants or subsidy made to it by any Governmental Authority.

3.5                                 Loans

No Group Company had lent any money which was outstanding as at the 2010 Accounts Date or has lent any money since the 2010 Accounts Date (excluding intra-group debt between Group Companies) which has not been repaid to it and no Group Company owns the benefit of any debt (whether present or future) other than debts accrued to it in the ordinary course of its business consistent with past practice.

3.6                                 Bank accounts

The Group Companies do not have any bank or deposits accounts other than the bank accounts set forth in the statement attached to the Disclosure Letter.  Since the date of that statement there have been no payments out of any of the accounts except for payments made in the ordinary course of business consistent with past practice.

4.                                       CHANGES SINCE THE 2010 ACCOUNTS DATE

4.1                                 General

Since the 2010 Accounts Date, each Group Company has carried on its business in the ordinary and usual course consistent with past practice so as to maintain the business as a going concern.

4.2                                 Specific

Since the 2010 Accounts Date:

(a)                                  no Group Company has made, or agreed to make, capital expenditure exceeding in total £250,000 or incurred, or agreed to incur, a commitment or connected commitments involving capital expenditure exceeding in total £100,000 or incurred extended payment terms with customers over £100,000;

(b)                                 no substantial supplier or substantial customer (being a supplier or customer who in any of the last two years the Group paid to or received from in excess of £350,000) has ceased or substantially reduced its trade with the Group or has altered the terms of trade to the Group’s material disadvantage or has informed any Group Company in writing or, as far as the Seller is aware, has otherwise indicated, that it will or is likely to terminate any contract with any Group Company or cease to deal with or to reduce the level of business it does with any Group Company;

(c)                                  no Group Company has declared, paid or made a dividend or other distribution (including a distribution within the meaning of the TA) except to the extent provided in the Accounts or as provided for in this Agreement;

(d)                                 no resolution of the shareholders of the Group has been passed (except for those representing the ordinary business of an annual general meeting);

(e)                                  no Group Company has repaid or redeemed share or loan capital, or made (whether or not subject to conditions) an agreement or undertaken an obligation to do any of those things;

(f)                                    no Group Company has paid nor is under an obligation to pay any management charges;

(g)                                 no Group Company has entered into any Material Contract outside the ordinary course of business consistent with past practice;

(h)                                 there has been no material adverse change in the turnover, financial or trading position or, so far as the Seller is aware, prospects of the Group taken as a whole;

(i)                                     no Group Company has assumed or incurred any liabilities (excluding contingent liabilities which would not be required to be accrued, provided or reserved for on a balance sheet of the relevant Group Company in accordance with US GAAP), otherwise than in the ordinary course of carrying on its business consistent with past practice; and

(j)                                     there have been no material changes in the accounting policies of any Group Company (including any change in depreciation or amortisation policies) and no revaluation of any Group Company’s properties or assets.

5.                                       ASSETS

5.1                                 Title

(a)                                  There are no Encumbrances, nor has the Group agreed to create or give any such Encumbrance, over any part of the material assets, property, undertaking, goodwill or uncalled capital of any Group Company (other than Permitted Encumbrances).

(b)                                 Each material asset included in the 2010 Accounts or acquired by it since the 2010 Accounts Date (other than assets sold or otherwise disposed of in the ordinary course of business):

(i)                                     is legally and beneficially owned by a Group Company; and

(ii)                                  where capable of possession, in the possession of a Group Company, except where such asset is kept elsewhere in the ordinary course of business consistent with past practice.

(c)                                  The property, rights, Intellectual Property and assets owned by the Group or leased or licensed by the Group Companies (other than from the Seller Group) or otherwise to be provided to the Group Companies pursuant to the Transaction Agreements comprise all the property, rights, Intellectual Property and assets reasonably necessary for the carrying on of the business of the Group Companies to the extent to which it is conducted as at the date of this Agreement.

(d)                                 All material tangible personal property owned or leased by any of the Group Companies is located on the Properties except where such property is kept elsewhere in the ordinary course of its business, consistent with past practice.

5.2                                 Hire purchase and leased assets

Copies of the material parts of any bill of sale or any hiring or leasing agreement, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement to which any Group Company is a party and which are material to the operation of its business are described in the Disclosure Letter.

6.                                       INTELLECTUAL PROPERTY

6.1                                 General

(a)                                  The Disclosure Letter contains a complete and accurate list of all Intellectual Property which is registered in or applied for in the name of any Group Company (complete and accurate in all material respects in respect of the foregoing Intellectual Property)  or that is subject to the Intellectual Property Assignments (all the foregoing, collectively “Registered Company IP”), setting forth as to each such item of Intellectual Property, as applicable, the item or title, the application or registration number, the jurisdiction in which such item is registered or pending, and its current status. All Registered Company IP is valid and enforceable, free from Encumbrances (except Permitted Encumbrances), and a member of the Group is the sole and exclusive owner of all right, title and interest in and to the Registered Company IP (or in the case of Intellectual Property subject to the Intellectual Property Assignments, will be the sole and exclusive owner of all right, title and interest therein prior to the Completion Date).  There are no actual (nor have there been since January 1, 2008) or, to the Seller’s knowledge, threatened oppositions, re-examinations, cancellations, or interferences in any jurisdiction challenging the validity, enforceability, registration, existence or ownership of any material (individually or in the aggregate) Intellectual Property owned by a Group Company, or which is owned by a member of Seller’s Group and used in the business of a Group Company.

(b)                                 Each Group Company owns, or has a valid and enforceable right to use (in each case free and clear of all Encumbrances), all Intellectual Property used in its business that is material (individually or in the aggregate) to the business of such Group Company.

6.2                                 Renewals/Maintenance

So far as the Seller is aware all registration and renewal fees have been paid in relation to the Intellectual Property which is registered or applied for in the name of any Group Company and so far as the Seller is aware there is no reason why such registrations should be revoked or declared invalid.

6.3                                 Licences and other Contracts

(a)                                  Details of all written material Contracts pursuant to which any third party is granted a right to use Intellectual Property owned by any Group Company are set out in the Disclosure Letter.  The Seller is not aware of any material breach of any such Contracts.

(b)                                 Details of all material Contracts granting any right, title or interest with respect to any Intellectual Property to a Group Company or relating to the Intellectual Property used in the business of a Group Company are set out in the Disclosure Letter.  There has been no material breach of any such Contracts, nor is there any fact or matter which is reasonably likely to constitute a breach of any of such

Contracts by (i) a Group Company; the effect of which is or would reasonably be expected to be material to the Group, taken as a whole or would reasonably be expected to interfere in any material respect with the conduct of the business of the Group, taken as a whole, or (ii) to the Seller’s knowledge, by any other party to such Contracts.

(c)                                  Except as set forth in the Disclosure Letter, no Group Company or any member of the Seller Group is subject to any outstanding judgments, governmental orders, consents, forbearances to sue, settlement agreements or other similar arrangements that restrict the right to use or prohibit the use of any Intellectual Property that is material (individually or in the aggregate) to the operation of a Group Company’s business.

6.4                                 Infringement

(a)                                  Except as would not reasonably be expected to be material to the Group or to interfere in any material respect with the conduct of the business of the Group, taken as a whole, the business of the Group as currently conducted, and the use by any Group Company of any Intellectual Property owned by a member of Seller’s Group or any member of the Group, does not infringe, misappropriate or violate the Intellectual Property of any other person, and, since January 1, 2008, no Action has been threatened in writing or asserted to allege (including by invitations to license and other communications) any infringement, misappropriation or other violation by a Group Company of any person’s Intellectual Property.

(b)                                 So far as the Seller is aware no third party is infringing, misappropriating, violating, or overtly threatening to infringe, misappropriate or violate any Group IP, and since January 1, 2008 no Action has been threatened in writing or asserted by a Group Company or any member of Seller’s Group to allege that any person is or has infringed, misappropriated or violated any Group IP.

6.5                                 Confidentiality

The Seller’s Group and the Group Companies have taken commercially reasonable steps to protect, preserve and maintain the confidentiality and secrecy of, and to restrict the improper use of the Trade Secrets and other Confidential Information used in the business of any member of the Group (“Proprietary Information”), and the security of their computer systems and networks, and so far as Seller is aware, there has not been any material loss or material compromise of any of the foregoing.  So far as the Seller is aware:  (i) no material Proprietary Information has been disclosed or authorised to be disclosed to any person other than pursuant to a non-disclosure agreement that provides reasonable protection to such Proprietary Information, (ii) no party to any non-disclosure agreement relating to the Proprietary Information is in material breach or default thereof, and (iii) no Action has been asserted or threatened against any Group Company or member of Seller’s Group alleging a material violation of any person’s privacy, or personal data rights under applicable law or regulation.

6.6                               Effect of Transaction on Intellectual Property

(a)                                  The consummation of the transactions contemplated in this Agreement will not:  (i) result in the material loss or impairment of, or give rise to any right of any person to terminate or materially restrict, or (ii) require payment of any material additional amounts or the consent of any Governmental Authority or third person in respect of, or (iii) result in the grant or transfer to any other person of, in each case, any Group Company’s right to own or use any material (individually or in the aggregate) Group IP.

(b)                                 Except as expressly provided in the Transaction Agreements, none of Seller’s Group will have upon consummation of the transactions contemplated by this Agreement:  (i) any ownership of any Group IP, or (ii) any license to or any other right, title or interest in or to any Group IP owned by any member of the Group.

7.                                     EFFECT OF SALE

7.1                               General

(a)                                  Neither the execution nor performance of any Transaction Agreement or any document to be executed at or before Completion will:

(i)                                     conflict with, or result in a breach of a Material Contract to which any Group Company is a party or by which any Group Company is bound, or of any other Contract to which a Group Company is a party or by which any Group Company is bound, which conflict or breach of any such other Contract, individually or in the aggregate, is or would reasonably be expected to be, material to the Group taken as a whole, or would reasonably be expected to interfere in any material respect with the conduct of the business of the Group, taken as a whole; or

(ii)                                 constitute a default under any provision of any lien, lease, order, judgment, award, injunction, decree, law or regulation or any other analogous requirements of any kind or character by which any Group Company is bound; or

(iii)                             give rise to a contractual right allowing any customer under a Material Contract to cease dealing with any Group Company, or give rise to a contractual right allowing any other customer to cease dealing with any Group Company, except as would not, individually or in the aggregate (with respect to such other customers) reasonably be expected to be material to the Group taken as a whole, or to interfere in any material respect with the conduct of the business of the Group, taken as a whole; or

(iv)                              give rise to a contractual right allowing any supplier under a Material Contract to cease dealing with any Group Company, or give rise to a contractual right allowing any other supplier to cease dealing with any Group Company, except as would not, individually or in the aggregate

(with respect to such other suppliers) reasonably be expected to be material to the Group taken as a whole, or to interfere in any material respect with the conduct of the business of the Group, taken as a whole; or

(v)                                 save as provided, in the Transaction Agreements, make any Group Company liable to transfer or purchase any assets, including shares held by it in other bodies corporate under their articles of association or any agreement; or

(vi)                              result in the creation or imposition of any Encumbrance on any of the property or assets of any Group Company or permit any party to enforce any such Encumbrance; or

(vii)                           permit any insurer to terminate any Policy.

(b)                                 No director or Senior Employee has provided notice in writing to any Group Company or the Seller of any intention to terminate his employment, whether as a consequence of the proposed acquisition of the Shares by the Buyer or otherwise.

8.                                     LARGE RELATIONSHIPS

There is annexed to the Disclosure Letter a true and correct list showing the ten largest customers and suppliers (by cash amount of sale) of the Group during the 12 months to the date of this Agreement and all suppliers (other than public utilities) who are the sole source of supply of products of a material nature.

9.                                     ABSENCE OF CLAIMS; BUSINESS RELATIONSHIPS WITH RELATED PERSONS

Except as contemplated under the Transaction Agreements, the Seller and its Related Persons (other than the Group Companies) do not own any property or right, tangible or intangible, used by any Group Company.

10.                               CONSTITUTION

10.1                         Intra vires

Each Group Company has the power to carry on its business as now conducted.

10.2                         Memorandum and articles

(a)                                  The memorandum and articles of association or other constitutional documents of each Group Company except for Cyberview Czech in the form annexed to the Disclosure Letter are true and complete and have embodied therein or annexed thereto copies of all resolutions and agreements as are referred to in section 30 of the Companies Act 2006.

(b)                                 The articles of association or other constitutional documents of Cyberview Czech in the form annexed to the Disclosure Letter are true, complete and up-to-date and comply with all statutory requirements under the Act No. 513/1991 Coll., the commercial code, as amended, of the Czech Republic.

10.3                         Powers of attorney

The Company has not executed any power of attorney or conferred on any person other than its directors, officers and employees any authority to enter into any transaction on behalf of or to bind the Company in any way and which power of attorney remains in force or was granted or conferred within one year of the date of this Agreement.

10.4                         Statutory books and filings

(a)                                  The register of members and other statutory books and registers of each Group Company are up to date, in its possession and are true and complete in accordance with the law.

(b)                                 All resolutions, annual returns and other documents required to be delivered by a Group Company to the Registrar of Companies (or other relevant company authority) have been properly prepared and duly filed or delivered and neither the Seller nor any Group Company has received any notice that any is incorrect or should be rectified.  The common seal of the Company is in its possession.

(c)                                  The Collection of Deeds (in Czech Sbírka listin) of the Czech Commercial Register contains all documents and filings of Cyberview Czech required to be published in it under Czech law.

11.                               INSURANCE

11.1                         Policies

(a)                                  All the tangible assets, businesses and operations of each Group Company which are capable of being insured (other than those where a third party is liable to insure such assets) have at all times since the 2010 Accounts Date been and are insured with persons other than members of the Seller’s Group in amounts and subject to reasonable excesses or deductibles or both, reasonably regarded as adequate against risks normally insured against by companies carrying on similar businesses and each Group Company has been at all times since the 2010 Accounts Date and is insured in amounts and subject to reasonable excesses or deductibles or both, reasonably regarded as adequate against accident, physical loss or damage, third party liability (including product liability), environmental liability, and other risks normally covered by insurance by companies carrying on similar businesses (to the extent that insurance is reasonably available at reasonable cost).

(b)                                 The Disclosure Letter contains a list that is complete and correct and particulars of current insurance and indemnity policies in respect of which any Group

Company has an interest or which provide coverage in respect of any of the assets, properties or business of any Group Company (together the “Policies”), identifying therein which of such policies are held or maintained by one or more Group Companies (together the “Company Policies”).  All Policies that are not Company Policies are referred to herein as “Seller Policies.”

(c)                                  All of the Policies are currently in full force and effect, all premiums have been duly paid to date, and, so far as the Seller is aware, nothing has been done or omitted to be done which could make any Policy void or voidable.  As of the date of this Agreement, in relation to any of the Group Companies or any of their assets, businesses or operations, there are no claims outstanding under any Policy and, as of Completion, there will be no claims outstanding under any Policy which in the aggregate (for all such claims under all such Policies) exceed £25,000 under all such Policies or which arise out of a single circumstance or event or related series of circumstances or events which exceed £10,000 under any such Policy.

(d)                                 The Disclosure Letter sets forth a list that is true and correct in all material respects of all insurance loss runs and claims over £2,500 of any of the Group Companies for the past five (5) years under any Policy.

11.2                         Claims

No claim is outstanding under any of the Policies and so far as the Seller is aware no matter exists which could reasonably be expected to give rise to a claim under any of the Policies.

12.                               CONTRACTUAL MATTERS

12.1                         Validity of agreements

(a)                                  No party with whom any Group Company has entered into any Material Contract has given notice of its intention to terminate, or has notified the Seller or any Group Company that it is seeking to repudiate or disclaim, such Material Contract.

(b)                                 So far as the Seller is aware no party with whom any Group Company has entered into a Material Contract is in material breach of such Material Contract.  So far as the Seller is aware no matter exists which might give rise to such material breach.

(c)                                  No Group Company is in breach of any Material Contract and so far as the Seller is aware no matter exists which could reasonably be expected to give rise to such breach.

(d)                                 No orders or similar instructions have been made by any court or other competent authority requiring the modification of any Material Contract to which any Group Company is party and the Seller is not aware of any circumstances which could reasonably be expected to give rise to any such order or similar instruction in the future.

12.2                         Material Contracts

(a)                                  Set forth in the Data Room at paragraphs 5.9 and 5.17 are true and correct copies of each Contract to which any Group Company is a party or under which any Group Company is liable which:

(i)                                     was entered into other than by way of a bargain at arm’s length; or

(ii)                                  involves or is likely to involve obligations or restrictions on the part of a Group Company of an unusual or exceptional nature and not in the ordinary and usual course of business; or

(iii)                               is of a long term (meaning that the agreement is not capable of performance within its terms within 12 months after the date on which it was entered into or undertaken or cannot be terminated on less than 12 months’ notice) or unusual nature; or

(iv)                              involves an aggregate outstanding expenditure or other liability by any Group Company of more than £350,000 (or equivalent); or

(v)                                 is a Contract by which any Group Company is a member of a joint venture, consortium, partnership or association (other than a bona fide trade association); or

(vi)                              is any agency, distributorship, sales representative, marketing, purchasing, manufacturing or licensing Contract; or

(vii)                           is a Contract which restricts in any respect its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit.

12.3                         Anti-competitive arrangements

(a)                                  No Group Company is a party to any Contract or business practice which:

(i)                                     amounts to an infringement of any laws relating to anti-competitive activities and no director is engaged in any activity which would be an offence or infringement under such law; or

(ii)                                  is void or unenforceable (whether in whole or in part) or may render any Group Company liable to proceedings under any such legislation as is referred to in subparagraph (a) above.

(b)                                 No Group Company is party to any Contract or business practice which infringes any provision of the Competition Act 1998 or, in the case of Cyberview Czech,

Act No. 143/2001 Coll., on protection of competition, as amended, of the Czech Republic, or any undertaking or, so far as the Seller is aware, order made against or pursuant to any anti-trust or similar legislation in any jurisdiction in which it carries on business or has assets or sales.

(c)                                  No Group Company is a party to any Contract or business practice or is involved in any business practice in respect of which:

(i)                                     any request for information, statement of objections or similar matter has been received from any Governmental Authority; or

(ii)                                  an application for negative clearance or exemption has been made to the Commission of the European Communities or any other Governmental Authority.

12.4                         Miscellaneous

(a)                                  The Disclosure Letter contains a list that is complete and correct of the material commercial terms offered to customers of any Group Company under the in gaming trials.

(b)                                 No material changes have been made to the terms on which any Group Company provides its services and products to customers since the 2010 Accounts Date.

13.                               INFORMATION TECHNOLOGY

13.1                         Breakdowns

In the twelve months prior to the date hereof the Group has not suffered and so far as the Seller is aware no other person has suffered any material failures or bugs in or breakdowns of any Information Technology used in connection with the business of the Group which have caused any substantial disruption or substantial interruption in or to its use.

13.2                         Ownership

(a)                                  Except as otherwise set forth in the Transaction Agreements, the Information Technology owned by or licensed to each Group Company:

(i)                                     comprise all material computer hardware and software systems used in the operation of the business of the Group Companies as carried on at the date of this Agreement;

(ii)                                  have not during the twelve months prior to the date of this Agreement failed to perform in any way that materially and adversely affected the business of the Group Companies taken as a whole; and

(iii)                               have been maintained consistently with the Company’s plans for that system, except as would not be material to the Group taken as a whole.

13.3                         Company Game Products

Except as otherwise set forth in, or provided for in, the Transaction Agreements:

(a)                                  a Group Company is the exclusive owner of all right, title and interest in and to all material Company Game Products, and no third party (except Seller’s Group) has been granted access to any of the Company Game Products, and no third party has any escrow right, conditional right, royalty, honoraria or other payment, license, covenant not to sue or other right, title or interest to any of the Company Game Products (including source code or object code), except for non-exclusive rights to:  (i) contractors solely for purposes of providing services to the Group; (ii) distributors of the material Company Game Products for marketing, distributing and supporting customers’ use of the Company Game Products; and (iii) the Group’s customers to use the Company Game Products, in each case that are granted in the ordinary course of business;

(b)                                 each of Group Companies owns and possesses all source code necessary to compile all executable versions of the Company Game Products that are used by or to support any Group customers or that are in development;

(c)                                  the Company Game Products operate in accordance with their applicable technical and functional specifications; and

(d)                                 Except as would not reasonably be expected to be material to the Group taken as a whole or to interfere in any material respect with the conduct of the business of the Group, taken as a whole,  no Group Company has used Open Source Software in a manner that creates, or purports to create, any obligation on any Group Company to distribute or otherwise make available the source code to any software owned by any Group Company.

14.                               PRODUCT CLAIMS

14.1                           The standard terms of the Group’s warranty obligations, provided to customers in connection with the sale or distribution of products or services, are, save for warranties implied by applicable law, set out in the Disclosure Letter and there are no other product warranties and guarantees save:

(a)                                  as set out in Section 5.9 of the Data Room; or

(b)                                 for those which are not, individually or in the aggregate, material to the Group taken as a whole concerned and which are capable of being claimed against only in the 12 months after delivery.

14.2                          Each of the products and services sold by any Group Company prior to the date of this Agreement meets all standards for quality and workmanship and other technical and/or certification standards prescribed by law or regulation (including applicable gaming regulations), or contractual agreements, and no Group Company has received notice of any claim that any of its products does not meet such standards in the two years prior to the date of this Agreement.

14.3                           No changes or modifications are required to be made to the products or services provided by any Group Company prior to the date of this Agreement in order to ensure compliance with the requirements of any applicable law or regulation or, save as provided in Contracts set forth in Section 5.9 of the Data Room, any Contract to which any Group Company is a party.

14.4                           Except as described in the Disclosure Letter:

(a)                                  no claims have been made or are, to the knowledge of the Seller, threatened under the product warranties or indemnification obligations of any Group Company, other than routine warranty claims at such levels and for reasons as may be reasonably expected in the ordinary course of business consistent with past practice;

(b)                                 so far as the Seller is aware, there exists no event or circumstance, which after notice or the passage of time or both, would reasonably be expected to create or result in liabilities or obligations with respect to products or services provided by a Group Company prior to the date of this Agreement under any of the product warranties or indemnification obligations of any Group Company, in excess of the liabilities and obligations incurred under such product warranties in the ordinary course consistent with past practice over the past two years;

(c)                                  so far as the Seller is aware, there is no design, manufacturing or other defect in any model or type of product or product specification of any Group Company which has been sold, licensed, leased, supplied or otherwise provided prior to the date of this Agreement; and

(d)                                 there have not been any mandatory or voluntary product recalls with respect to any products of any Group Company within the past six years and so far as the Seller is aware, there is no fact relating to any product of any Group Company that would reasonably be expected to impose a duty on any Group Company to recall any product or warn customers of a defect in any product of any Group Company.

14.5                           So far as the Seller is aware, no Group Company has any liabilities (except contingent liabilities which would not be required to be accrued, provided or reserved for on a balance sheet of the relevant Group Company in accordance with US GAAP) arising out of any injury to individuals or damage to tangible or real property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Group Company prior to the date hereof.

15.                               IMPROPER PAYMENTS

15.1                           No member of the Seller’s Group nor any of the Group Companies, nor, so far as the Seller is aware, any director, trustee, officer, employee, beneficiary, agent or representative of any of them, nor, any person associated with or acting for, or on behalf of, any of them, has directly or indirectly:

(a)                                  made, in violation of any applicable law, any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of what form, whether in money, property, or services:

(i)                                     to obtain favourable treatment for the Group Companies or contracts secured;

(ii)                                  to pay for favourable treatment for the Group Companies or contracts secured;

(iii)                               to obtain special concessions or for special concessions already obtained; or

(iv)                              in violation of any legal requirement, in breach of applicable law or

(b)                                 established or maintained any fund or asset that is required by applicable law or regulation to have been recorded in the books and records of the Group Companies that has not been recorded in the books or records of the Group Companies.

16.                               LIABILITIES

16.1                           Save as disclosed in the 2010 Accounts, no Group Company has any liabilities, except commercial liabilities incurred since the 2010 Accounts Date in the ordinary course of business consistent with past practice and except contingent liabilities which would not be required to be set forth on a balance sheet of the relevant Group Company in accordance with US GAAP, none of which, individually or in the aggregate, is material in the context of the Group.

16.2                         Borrowings

(a)                                  The total amount borrowed, raised, or hedged by each Group Company from its bankers or other financial institutions or borrowed, issued or otherwise raised in the capital markets does not exceed its overdrafts, loans, borrowings and other financial facilities as set out in the Disclosure Letter.

(b)                                 In respect of any Financial Debt of any Group Company, no material event of default, refinancing event, credit event, default or acceleration of indebtedness has occurred thereunder and no Group Company has received any notice to repay thereunder.

(c)                                  No steps for the enforcement of any Encumbrances constituted or created in connection with Financial Debt of any Group Company have been taken and no event or circumstance has occurred that entitles any person to enforce any such Encumbrance.

16.3                         Guarantees

(a)                                  No Group Company is a party to or has delivered (or arranged for delivery of) any guarantee or suretyship, performance bond, letter of credit, keep-well or reimbursement arrangement or similar arrangement, with respect to another person’s obligations other than those of another Group Company.

(b)                                 No part of the loan capital or Financial Debt of a Group Company is dependent on the guarantee of, or security provided by, another person other than another Group Company.

(c)                                  No Group Company has any liability or obligation (actual or contingent) to Ian Rodden save for his right to receive accrued dividends of not more than £600,000 in aggregate from Red Gaming Limited.

17.                               PERMITS

17.1                           The Group has all licences, permissions, permits, and other governmental authorisations and consents (including licences, permissions, permits, authorisations and consents related to gaming) necessary to own and operate its assets and required for carrying on its business in the places and in the manner in which such business is currently carried on, including a licence issued by the Alderney Gambling Control Commission in accordance with the Alderney eGambling Ordinance, 2009 (the “Alderney Licence”).

17.2                           The licences, permissions, permits, and other governmental authorisations and consents referred to in paragraph 17.1 (including the Alderney Licence) are in full force and effect, have been complied with in all material respects, and all fees payable pursuant to any such licence, permission, permit, and other governmental authorisation or consent have been fully paid, and, so far as the Seller is aware, no facts exist that would reasonably be expected to result in the revocation, suspension or modification of any of those.

18.                               INSOLVENCY

18.1                         Winding up

No order has been made, petition presented or resolution passed for the winding up of any Group Company or for the appointment of a provisional liquidator to any Group Company.

18.2                         Administration

No Group Company has been or is in administration (as defined in schedule Bl of the Insolvency Act 1986) and no step (including but without limitation the service of any notice, the filing of any document(s) or the making of any administrative order) has been taken under schedule Bl of the Insolvency Act 1986 by any person to place any Group Company in administration.

18.3                         Receivership

No receiver, receiver and manager or administrative receiver has been appointed of the whole or part of any Group Company’s business or assets.

18.4                         Compromises with creditors

(a)                                  No voluntary arrangement under section 1 of the Insolvency Act 1986 has been proposed or approved in respect of any Group Company.

(b)                                 No compromise or arrangement under section 895 of the Companies Act 2006 has been proposed, agreed to or sanctioned in respect of any Group Company.

(c)                                  No reorganisation under the Czech Insolvency Act has been proposed, agreed to or sanctioned in respect of Cyberview Czech.

(d)                                 No Group Company has not entered into any compromise or arrangement with its creditors or any class of its creditors generally.

18.5                         Distress

No distress or execution or other process has been levied on any Group Company or (if applicable) any material part of its assets or undertaking.

18.6                         Insolvency

No Group Company is insolvent or unable to pay its debts as they fall due within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the relevant Group Company and so far as the Seller is aware, no Insolvency Event has occurred in respect of a substantial supplier or substantial customer as defined in paragraph 4.2(b) of this schedule 3.

18.7                         General

No circumstances exist which would be reasonably expected to give rise to any of the matters listed in paragraphs 18.1 to 18.6 in respect of any Group Company or, so far as the Seller is aware, any substantial supplier or substantial customer (as defined above).

19.                               LITIGATION AND COMPLIANCE WITH LAW

19.1                         Litigation

(a)                                  No Group Company (or, any person for whose acts or defaults any Group Company is vicariously liable) during the two years ending on the date of this Agreement has been involved in any civil, criminal, arbitration, administrative or other proceeding in any jurisdiction.  No civil, criminal, arbitration, administrative or other proceeding in any jurisdiction is pending or, so far as the Seller is aware, threatened by or against any member of the Group.

(b)                                 The Seller does not know of anything which would reasonably be expected to result in any civil, criminal, arbitration, administrative or other proceeding in any jurisdiction by or against any Group Company (or any person for whose acts or defaults any Group Company is vicariously liable) which proceedings are likely to involve an individual claim in excess of £10,000 (or equivalent) or claims in aggregate in excess of £100,000 (or equivalent) (including any such proceeding against or by the Seller or any Related Person of the Seller).

(c)                                  There is no outstanding or unsatisfied judgment, order, injunction, decree, stipulation or award (whether rendered by a court, administrative agency or other Governmental Authority, by arbitration or otherwise) in any jurisdiction against any Group Company or any material part of its assets or undertaking.  Neither the Seller nor any Related Person of the Seller has any claim or right of action against any Group Company.

19.2                         Compliance with law

Each Group Company has conducted its business and dealt with its assets in all material respects in accordance with applicable legal and administrative requirements in all relevant jurisdictions.

19.3                         Investigations

So far as the Seller is aware, no Group Company (or any person for whose acts or defaults any Group Company is vicariously liable) is,and no Group Company has been, subject to any investigation, enquiry, disciplinary or enforcement proceeding by any Governmental Authority (whether judicial, quasi-judicial or otherwise) in any jurisdiction.  No Group Company has received any request for information from, any court or Governmental Authority (including any national competition authority and the Commission of the European Communities and the EFTA Surveillance Authority) under any anti-trust or similar legislation in any jurisdiction.  So far as the Seller is aware, no matter exists which could reasonably be expected to give rise to such an investigation, enquiry, proceeding or request for information.

20.                               BROKERAGE OR COMMISSIONS

No broker, finder, agent or other person is entitled to receive from any Group Company a fee, brokerage, commission or any other sum in connection with this Agreement or anything in it.

21.                               DIRECTORS, OFFICERS AND EMPLOYEES

21.1                         Particulars of directors, officers and employees

A list that is accurate of all directors, officers and Senior Employees and a list that is accurate in all material respects of all other employees of each Group Company has been provided to the Buyer, and sets out the employing Group Company, job title, date of commencement of continuous employment, date of birth, and notice period (or if the contract is fixed term, the length of the term) of every such officer, director and employee.  Such list also particularises, in all material respects:

(a)                                  (excluding names) any person who has accepted an offer of employment by any Group Company but whose employment has not yet started who would on employment become a Senior Employee and any current Senior Employee who is under notice of termination of employment or who has so far as the Seller is aware threatened to give notice;

(b)                                 the number of employees who are currently absent from any Group Company and have been so for a period in excess of 30 days and the number of employees who so far as the Seller is aware are due to be absent on maternity leave or annual leave for a period in excess of 30 days together with the reason for absence in each case; and

(c)                                  the country in which such officer, director or employee is employed or paid, if not the United Kingdom.

21.2                         Remuneration and benefits

The particulars listed below have been provided to the Buyer, and show:

(a)                                  all remuneration and benefits actually provided to any officer, director or employee of any Group Company (including salary, bonuses, commissions, profit-sharing arrangements, incentive payments, share option schemes, insurance schemes, and any other contractual benefits); and

(b)                                 all remuneration and other benefits which the Company is bound to provide (whether now or in the future) to each officer, director and employee of the Company, including but not limited to on termination of employment or in relation to sickness absence.

21.3                         Terms and conditions

(a)                                  The particulars listed below have been provided to the Buyer, and contain:

(i)                                     examples of all the standard written terms and conditions and staff handbooks which apply to officers directors and employees of each Group Company and all officers, directors and employees are engaged on such standard written terms and conditions;

(ii)                                 in respect of each Group Company a copy of the terms and conditions of employment of each Senior Employee; and

(iii)                             so far as the Seller is aware, details of any Contract or of any practice that has been applied in the last two years pursuant to which employees who are redundant are paid redundancy payments whether contractual or customary in excess of the level required to be made under the Employment Rights Act 1996 section 135.

(b)                                 There are no terms and conditions in any Contract with any officer, director or employee of the Company pursuant to which such person will be entitled to receive any payment or benefit or such person’s rights will change as a direct consequence of the transaction contemplated by this Agreement.

(c)                                  There are no share incentives or share option schemes or arrangements or bonus or other incentive schemes in existence in relation to any officer, director or employee of any Group Company.

21.4                         Employees

(a)                                  In respect of all employees and former employees, each Group Company has:

(i)                                     complied with all applicable laws (whether statutory, common law or otherwise) material to the relations between it and its employees;

(ii)                                 maintained adequate and suitable records regarding the service of each such employees;

(iii)                             complied with all contractual obligations, codes of conduct and customs and practices relevant to the relations between it and its employees including but not limited to the terms of reference and meeting minutes for 2010 to the date of this Agreement of their information and consultation committee(s); and

(iv)                             complied with all judgments and relevant orders and awards made by the Central Arbitration Committee or ACAS.

(b)                                 Each Group Company has in its possession a copy of an original document evidencing the right of each of its employees who works in the United Kingdom to work for it in the United Kingdom and no Group Company employee working in the United Kingdom is not entitled to work in the United Kingdom under the Immigration, Asylum and Nationality Act 2006.

(c)                                  No Group Company uses the services of agency workers, consultants or persons treated as self employed, or agents.

(d)                                 No Group Company has entered into any contractual outsourcing agreements with a third party with an annual value of more than £40,000 under which the Group

Company has agreed to provide services to a third party or has agreed to the provision of services to it by a third party in either case in circumstances in which the Transfer of Undertakings (Protection of Employment) Regulations 2006 apply other than as set forth in the Data Room.

(e)                                  Save for intra-group secondments of persons to and from Group Companies, no person is currently seconded to any Group Company and no Group Company is under any obligation to have any person seconded to it.

(f)                                    Other than those disclosed in the Disclosure Letter, all subsisting contracts of employment to which any Group Company is a party are terminable by it, on six months’ notice or less without compensation (other than compensation pursuant to the Employment Rights Act 1996).

21.5                         Changes since the 2010 Accounts Date

Since the 2010 Accounts Date no Group Company has made any changes or given any contractual commitment to make any changes in the future to the terms of employment emoluments or benefits of or any bonus to any of its officers, directors or employees or made any material gratuitous payment or benefit to any employee or former employee or to any of their respective dependants.

21.6                         Loans

There are no amounts owing or agreed to be loaned or advanced by any Group Company to any directors, officers or, to employees of any Group Company (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

21.7                         Payment up to Completion

All salaries, wages, other benefits, PAYE (defined below in paragraph 24.4) and national insurance in respect of all employees or former employees of any Group Company have, to the extent due, been paid or discharged in full.

21.8                         Industrial relations

(a)                                  No trade union, staff association or any other body representing workers is recognised by any Group Company for the purposes of collective bargaining.  No Group Company has received any request from a trade union for recognition within the 12 months prior to this Agreement.

(b)                                 No Group Company has received or issued any request for the establishment of information and consultation arrangements, under the Information and Consultation of Employees Regulations 2004 or the Transactional Information and Consultation of Employees Regulations 1999 within the 12 months prior to this Agreement.

(c)                                  The Disclosure Letter contains copies of any collective agreements between each Group Company and any trade union, staff association or any other body representing workers.

(d)                                 No Group Company is engaged or involved in any trade dispute (as defined in section 218 of the TULR(C)A) with any employee, trade union, staff association or any other body representing workers.

21.9                         Disputes, investigations and collective redundancies

(a)                                  No past or present director, officer, or employee of any Group Company is engaged in any formal grievance procedure with any Group Company.

(b)                                 No past or present director, officer, or employee of any Group Company or any predecessor in business has instigated any claim or right of action against the Company in respect of any accident or injury which remains outstanding and which is not fully covered by insurance and so far as the Seller is aware there are no circumstances which are likely to give rise to such claim or right of action.

(c)                                  No Group Company has received notification from any court of competent jurisdiction of proceedings issued against the Group Company by any past or present director, officer or employee in relation to his office or employment which remain outstanding.

(d)                                 No Group Company has any current disciplinary proceedings or appeals in respect of any of its employees or former employees or has taken any disciplinary action against such employees in the 12 months preceding this Agreement and so far as the Seller is aware there are no circumstances which are likely to give rise to such disciplinary proceedings.

(e)                                  No formal complaint about any Group Company has been notified to any Group Company in the two year period prior to the date of this Agreement by the Commission for Racial Equality, the Equal Opportunities Commission, the Disability Rights Commission, any health and safety enforcement body, or any similar Governmental Authority in respect of any act, event, omission or other matter arising out of or in connection with:

(i)                                     any application for employment by any person; or

(ii)                                  the employment (including terms of employment, working conditions, benefits and practices) or termination of employment of any person.

(f)                                    During the 12 months prior to the date of this Agreement no Group Company has given notice of any redundancies to the Secretary of State (or such similar governmental agencies) or started consultations with any representative body under Chapter II, Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992.

(g)                                 All amounts agreed to be paid by a Group Company to any employee in respect of redundancy (whether statutory or contractual) have been paid or have been accrued in full in the accounts of the relevant Group Company.

(h)                                 No Group Company has announced or provided in its accounts for any redundancies to take effect on any date after the Management Accounts Date.

21.10                   Transfer regulations

In the past 12 months preceding the date of this Agreement no Group Company has entered into any agreement further to which it has acquired any undertaking or part of one such that the Transfer Regulations apply thereto.

22.                               PROPERTIES

22.1                         All Property

No Group Company owns, uses or occupies any freehold or leasehold estate other than the Properties, and the Properties comprise:

(a)                                  all the land and premises owned or occupied by any Group Company; and

(b)                                 all the rights vested in any Group Company and all agreements whereby a Group Company has any financial entitlement relating to any land at the date hereof.

22.2                         No other liabilities

No Group Company has any actual or contingent obligations or liabilities (in any capacity including as principal contracting party or guarantor) in relation to any lease, licence or other interest in, or agreement relating to, land apart from the Properties.

22.3                         Title to the Properties

(a)                                  One of the Group Companies is the sole legal and beneficial owner in possession of the whole of each of the Properties and no other person, save for other Group Companies, is in or entitled to occupation of any of the Properties.

(b)                                 One of the Group Companies has in its possession or unconditionally held to its order all the necessary documents of title to all of the Properties.

(c)                                  The Properties (excluding the Manchester Property) are not subject to or affected by any mortgage or charge, debenture, lien, pledge or other form of security interest including any which secure the payment of money or relate to any other obligation or liability of any third party.

(d)                                 All material formalities have been discharged in each relevant jurisdiction in which each relevant Property is located, to ensure that all legal requirements (whether statutory, regulatory or otherwise) appropriate to that jurisdiction to register the title (if registerable) of a relevant Group Company to the relevant Property have been complied with.

22.4                         Leasehold Properties

(a)                                  Each of the Properties which is leasehold is held under the lease brief details of which are set out in schedule 5.

(b)                                 Any lease of any of the Properties which is a new tenancy for the purposes of the L&T Covenants Act is stated so to be in schedule 5.

(c)                                  The Company has paid the principal rent due and has received no notice from the landlord claiming any outstanding breach of any of the other covenants and obligations on the part of the tenant contained in the relevant lease.

(d)                                 In relation to each of the Properties which is leasehold, there has been no written complaint by the landlord received by the tenant alleging any breach nor any refusal to accept rent.

(e)                                  There are no outstanding notices given by the landlord or the tenant or proceedings pursuant to the Landlord and Tenant Act 1954 or, in the case of Cyberview Czech, the Act No. 116/1990 Coll., on lease of non-residential premises, as amended, of the Czech Republic.

(f)                                    Any consents required for the granting of any lease were duly obtained.

22.5                         Occupational interests

All such leases, tenancies, licences and agreements to which the Properties are subject are correctly summarised in the particulars thereof set out in schedule 5 specifying which of such leases is a new tenancy for the purposes of the L&T Covenants Act.

22.6                         Use

The existing use of each of the Properties is only that specified in schedule 5.

22.7                         Disputes

No Group Company has received written notice of any current contingent or anticipated notice, actions, disputes, claims, liabilities or demands regarding boundaries, easements, covenants or other matters materially affecting any Property or its use.

22.8                         Notices, orders and proposals

Neither the Seller nor any Group Company has received any written notice or order affecting any Property from any Governmental Authority which remains outstanding.

22.9                         Particulars of Properties

The particulars relating to the Properties set out in schedule 5 are true and accurate in all material respects.

23.                               PENSIONS

(a)                                  Except for the Schemes, the Group Companies do not have any liability (including any contingent liability) to contribute to any scheme or arrangement for the provision of Relevant Benefits.

(b)                                 The Group Companies do not have any liability to the Bass Plan or the Bass Executive Plan.

(c)                                  All contributions and expenses and premiums payable to or in respect of the Schemes, relating to any period up to and including Completion, have been paid.

(d)                                 All benefits payable in the event of the death or accident, injury or sickness of an employee in service of a Group Company are fully insured with an insurance company authorised under the Financial Services and Markets Act 2000 with permission under that Act to effect and carry out such insurance.

(e)                                  All material information and documents in respect of the Schemes have been provided to the Buyer including full details of the names of all the members of the Schemes and the contributions which are made by any Group Company in respect of those members.  There are no other employees of any Group Company who are currently eligible for or who have been offered membership of the Schemes.

(f)                                    No undertaking or assurance (whether or not legally enforceable) has been given or discretion or power exercised by or on behalf of any Group Company or the trustees or provider of the Schemes:

(i)                                     to any person that any benefits under the Schemes (other than lump sum benefits on death in service) will be calculated by reference to any person’s remuneration or length of service or will be approximately or exactly any amount;

(ii)                                 to any person as to the continuance of the Schemes or the continuance, increase or improvement of any benefit provided by, or contribution to, the Schemes; or

(iii)                             to admit to membership any person who would not normally be eligible for membership of the Schemes or on terms other than those that would normally be applicable under the Schemes.

(g)                                 The participating Group Companies and, so far as Seller is aware, the trustee and scheme administrator have operated the Schemes in compliance with their governing documentation and all applicable laws and regulations.

(h)                                 The Schemes are registered pension schemes under the Finance Act 2004.

(i)                                     So far as the Seller is aware, the records of the Schemes have been properly, fully and accurately maintained.

(j)                                     No person has made or threatened any claim (other than a routine claim for benefits under the Schemes) against any Group Company or, so far as the Seller is aware, against the trustees or administrator of the Schemes or made a complaint or report to the Pensions Regulator in respect of the Schemes.  So far as the Seller is aware, there are no circumstances which may give rise to any such claim, complaint or report being made.

(k)                                  All benefits (other than lump sum benefits on death in service) payable under the Schemes are money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993).

(l)                                     There are no circumstances which could result in any penalty for failure to comply with Part I of the Welfare Reform and Pensions Act 1999 or the Stakeholder Pension Schemes Regulations 2000 becoming payable by any Group Company.

(m)                               No employee or former employee of any Group Company has had his contract of employment transferred to such Group Company from another employer in circumstances where:

(i)                                     the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer Regulations applied; and

(ii)                                  the employee or former employee was entitled to defined benefit occupational pension scheme rights in respect of his employment before such transfer to such Group Company.

(n)                                 No Group Company is or has been connected with, or an associate of, an employer (within the meaning of sections 249 and 435 of the Insolvency Act 1986 respectively) in relation to a defined benefit occupational pension scheme.

(o)                                 The employees listed in document 2.31 in the Data Room are the only employees who transferred to the Company and the Subsidiaries, under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer Regulations, as a result of:

(i)                                     the sale and purchase agreement dated 16 March 1998 by which there was a transfer of Barcrest Limited from Bass Machine Holdings Limited to the Company; and

(ii)                                  the agreement dated 2 August 1997 by which there was a transfer of trade and assets by Gala Holdings Limited to Barcrest Limited.

24.                               TAX

24.1                         Returns and Disputes

(a)                                  Each Group Company has made all returns and supplied all information and given all notices to HMRC or other Taxation Authority as reasonably requested or required by law within any requisite period and all such returns and information and notices were correct and accurate in all material respects.

(b)                                 No Group Company is, nor so far as the Seller is aware is it reasonably likely to be, involved in any dispute in relation to Tax and neither HMRC nor any other Taxation Authority has in the past six years investigated or indicated in writing that it intends to investigate the Tax affairs of a Group Company.

24.2                         Accounts

The Accounts make full provision or reserve in respect of any period ended on or before the Accounts Date for all Tax assessed or liable to be assessed on each Group Company or for which a Group Company is accountable at the Accounts Date whether or not a Group Company has or may have any right of reimbursement against any other person.

24.3                         Payment of Tax

Each Group Company has paid all Tax which it has become liable to pay and has not paid or become liable to pay any penalty, interest, surcharge or other payment in connection with any claim for Tax.

24.4                         Pay As You Earn

(a)                                  Each Group Company has properly operated the Pay As You Earn system or non-UK equivalent (“PAYE”) system, deducted Tax as required by law, duly accounted to the relevant Taxation Authority for Tax under PAYE, and complied with its reporting obligations to such Taxation Authority including in relation to payments made to contractors.  No PAYE audit in respect of a Group Company has been made by a Taxation Authority nor has any Group Company been notified that any such audit will be made.

24.5                         Value Added Tax

(a)                                  The Company is a registered taxable person for the purpose of the relevant VAT Legislation and is the representative member of a VAT group comprising the Company, Red Gaming Limited, IGT UK Gaming Limited and IGT UK Group Limited.

(b)                                 The Company and any Group Company that is not part of the VAT group referred to above has complied in all respects with the requirements and provisions of relevant VAT Legislation and has made and maintained accurate and up to date records, invoices, accounts and other documents required by or necessary for the purposes of such VAT Legislation and the Company and any such Group Company has punctually made all payments and returns required thereunder.

(c)                                  Neither the Company nor any Group Company have made any exempt supplies.

24.6                         Stamp Duty

All documents to which a Group Company is a party and under which form part of a Group Company’s title to any material owned by it have been duly stamped.

24.7                         Foreign Element

Each Group Company has always been resident in the territory in which it was incorporated and has never been resident in any other territory or treated as so resident for the purposes of any double Tax agreement.  No Group Company is or has ever been subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

24.8                         Close Group Company

No Group Company is nor has it ever been a close company as defined by section 439 Corporation Tax Act 2010.

24.9                         Group Relief and Consortium Relief

The Disclosure Letter contains particulars of all arrangements made in the last four accounting periods relating to Relief surrendered or claimed pursuant to Part 5 Corporation Tax Act 2010 (“group relief”) to which a Group Company is or has been a party and in that period:

(i)                                     all claims by a Group Company for such Relief were when made and are now valid and have been or will be allowed by way of relief from corporation tax;

(ii)                                 no Group Company has made nor is liable to make any payment for group relief otherwise than in consideration for the surrender of group relief allowable to the Group Company in question by way of relief from corporation tax;

(iii)                             each Group Company has received all payments due to it under any agreement for surrender of group relief by it for periods prior to the Accounts Date;

(iv)                             no such payment exceeds or could exceed the amount permitted by section 183 Corporation Tax Act 2010.

24.10                   Secondary Liability

No Group Company has within the last six years entered into any indemnity, guarantee or covenant under which it has agreed to meet or pay a sum equivalent to or by reference to another person’s liability to Tax.

24.11                   Clearances and Consent

No action has been taken by a Group Company in respect of which any consent or clearance from any Taxation Authority was required save in circumstances where such consent or clearance was validly obtained, and where any conditions attaching thereto were and will, immediately following Completion, continue to be met.

24.12                   Special Arrangements

No Taxation Authority is operating any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the affairs of any Group Company.

24.13                   Withholdings

Each Group Company has duly and punctually complied with its obligations to deduct, withhold or retain amounts of or on account of Tax from any payments made by it and to account for such amounts to the relevant Taxation Authority and has complied with all its reporting obligations to such Taxation Authority in connection with any such payments made.

24.14                   Transfer Pricing

All transactions entered into by each Group Company have been entered into on an arm’s length basis and the consideration (if any) charged or received or paid by each Group Company on all transactions entered into by it has been equal to the consideration which might have been expected to be charged, received or paid (as appropriate) between independent persons dealing at arm’s length and no notice or enquiry by any Taxation Authority has been made in connection with any such transaction.

24.15                   Capital Allowances and Chargeable Gains

Copies of all claims for relief and elections made by a Group Company in respect of gains having been realised and rolled over, or held over (as the case may be) in the current period and the preceding five periods have been provided to the Buyer.

24.16                   Intra-Group Transactions

(a)                                  No Group Company has acquired any asset other than trading stock from any member of the Seller’s Group.

(b)                                 All related party transactions to which Cyberview Czech is or has been a party have always been made in accordance with Section 196a of the Commercial Code of the Czech Republic.

24.17                   Employment related securities

In relation to any employment related securities acquired by an employee of a Group Company prior to Completion, such Group Company and employee have entered into a valid election under section 431 of Income Tax (Earnings and Pensions) Act 2003 in respect of such securities.

24.18                   Avoidance

No Group Company has entered into any notifiable arrangements for the purposes of Part 7 of the Finance Act 2004 or any notifiable schemes for the purposes of Schedule 11A to the VATA 1994.

24.19                   Tax Computations

Copies of the tax computations and related documents for each Group Company for the accounting period ending 29 September 2009 are contained in the Data Room.

24.20                   US Matters

(a)                                  Each of Red Gaming Limited and Cyberview Czech is treated as a controlled foreign corporation as defined under section 957 of the Code and the regulations thereunder.  Other than the Company and Barcrest Group Technology Limited, no Group Company has an election in effect for purposes of section 7701 of the Code, and the regulations thereunder, to be treated as something other than a corporation for US federal income tax purposes.

(b)                                 No Group Company has an account for the purposes of section 952(c) of the Code, and the regulations thereunder.

25.                               ENVIRONMENTAL MATTERS

25.1                         In this paragraph:

(a)                                  “Environmental Law” means all statutes, subordinate legislation, common law, civil codes, criminal codes, regulations, judgments and statutory guidance notes that are or were in force and binding on any Group Company at or prior to the date of this Agreement and that concern Environmental Matters;

(b)                                 “Environmental Licence” means any permit, licence, authorisation, consent or other approval, or any notification, registration or waiver, required at the date of this Agreement under Environmental Law for the carrying on of the business of any Group Company or in relation to any Property, as such business is carried on, or as such Property is used by the business, as at the date of this Agreement; and

(c)                                  “Future Environmental Law” means all statues, subordinate legislation, common law, civil codes, criminal codes, regulations, judgments and statutory guidance notes that are or will be in force and binding on any Group Company within one year immediately following the date of this Agreement, that concern Environmental Matters and which the Seller is aware of as at the date of this Agreement.

25.2                         Compliance

(a)                                  Each Group Company is at the date of this Agreement in compliance and, during the three years immediately prior to the date of this Agreement, has complied, with all applicable Environmental Law and with the terms and conditions of all Environmental Licences.

(b)                                 Each Group Company has obtained all Environmental Licences, and all such Environmental Licences are valid and subsisting.

(c)                                  So far as the Seller is aware, no material operating or capital expenditure is required now, or in the three years immediately following the date of this Agreement, in relation to the business of any Group Company as carried on at the date of the Agreement, in order to comply with, extend, renew or obtain any Environmental Licence or in order to comply with (i) any Environmental Law, or (ii) any Future Environmental Law.

(d)                                 Neither the Seller nor any Group Company has received any written notice or claim or other formal written communication which is outstanding at the date of this Agreement and under which any Group Company is in violation of any Environmental Law or Environmental Licence, or which states that any further Environmental Licence is likely to be required, or that any existing  Environmental Licence may be revoked, suspended, varied or limited.

(e)                                  So far as the Seller is aware, no Group Company is in breach of, or has a liability under, Environmental Law and which is, in either case, outstanding at the date of the Agreement and which relates to:

(i)                                     any soil or groundwater contamination present at any Property at the date of this Agreement; or

(ii)                                  any property (other than a Property) which has been owned or occupied by any Group Company.

(f)                                    All audits, assessments, reports and other reviews concerning Environmental Matters in the possession or control of the Seller or any Group Company, which have been commissioned in the three years immediately prior to the date of this Agreement, and relating to the operation of the business of any Group Company or any Property have been disclosed to the Buyer.

25.3                         Litigation

There are no civil, criminal, arbitration or administrative or other formal proceedings pending or, so far as the Seller is aware, threatened against any Group Company in relation to any breaches of Environmental Law or of the terms and conditions of any Environmental Licences which are material to the operation of its business and which are outstanding as at the date of this Agreement.

26.                               DATA ROOM DVD

The DVD to be provided by the Seller to the Buyer promptly after the date of this Agreement, and in any event by no later than five Business Days after the date of this Agreement, as referred to in clause 4.11 of this Agreement, will contain a true, complete and correct copy of all materials and information contained in the internet website “Project Ben DataSite” maintained by Merrill Corp. at the direction of the Seller as at 21 April 2011, and will not contain any materials or information which were not made available by the Seller to the Buyer on that website as at that date.

SCHEDULE 4

Seller Protection Clauses

1.                                       Save in the case of fraud, fraudulent misrepresentation or fraudulent concealment by the Seller, the Seller shall be under no liability in respect of any claim under the Warranties (other than the Fundamental Warranties, a claim in respect of which shall not be restricted in any manner under this paragraph 1) or under the Tax Deed and any such claim shall be wholly barred and unenforceable unless written notice setting out a brief summary of the material facts giving rise to the potential claim which are then reasonably and readily available to the Buyer, shall have been served upon the Seller by the Buyer after it becomes likely that such a claim will be made, and in any event:

1.1                                 in the case of a claim under the Warranties other than the Tax Warranties, as defined below (the “Non-Tax Warranties”), and other than the Warranties relating to Intellectual Property, as set forth in paragraph 6 of schedule 3 (the “IP Warranties”), by no later than 5.00 p.m. on the date falling 18 months after the Completion Date;

1.2                                 in the case of a claim under the IP Warranties, by not later than 5.00 p.m. on the third anniversary of the Completion Date; and

1.3                                 in the case of a claim under the Warranties in paragraph 24 of schedule 3 (the “Tax Warranties”) or under the Tax Deed by not later than 5.00 p.m. on the sixth anniversary of the date falling three months after Completion,

1.4                                and the liability of the Seller for any claim specified in such notice shall absolutely determine and cease if either (unless the amount payable in respect of the relevant claim has been agreed by the Seller within six months of the date of such written notice), legal proceedings have not been instituted in respect of such claim by the due service of process on the Seller within:  (i) in the case of a claim under a Non-Tax Warranty, six months of the date of such written notice; or (ii) in the case of a claim under a Tax Warranty, twelve months of the date of such written notice. Where a claim is made in respect of a matter where the loss to the Buyer or to a Group Company is uncertain, or such claim is unascertainable or otherwise contingent on another event, such legal action need not be brought until six months after the first to occur of the loss becoming ascertained or ascertainable or ceasing to be contingent.

2.                                       Save in the case of fraud, fraudulent misrepresentation or fraudulent concealment by the Seller, the Seller shall be under no liability in respect of any claim under the Warranties (other than the Fundamental Warranties with respect to paragraph 2.2 below):

2.1                                 where the liability of the Seller in respect of that claim, when aggregated with other claims arising from the same or similar subject matter, facts, events or circumstances would (but for this paragraph) have been less than £10,000; or

2.2                                 unless and until and only to the extent that the liability in respect of that claim (not being a claim for which liability is excluded under, paragraph 2.1 above) when aggregated with the liability of the Seller in respect of all other such claims shall exceed £250,000, in which event the Seller shall be liable for the full amount of all such qualifying claims, and not just the excess over £250,000.

3.                                       Save in the case of fraud, fraudulent misrepresentation or fraudulent concealment by the Seller, the aggregate liability of the Seller (before any netting off or set off of any liability of the Buyer) in respect of all claims whatsoever under the Warranties, a claim for a breach of the Specified Covenant (other than a claim for a bad faith breach of the Specified Covenant), claims under the Tax Deed and claims under the indemnity set forth at clause 9.9(k) shall not in any circumstances exceed:

(a)                                  £16,500,000 for all claims under the Non-Tax Warranties, the Specified Covenant and claims under the indemnity set forth at clause 9.9(k), other than claims for breach of the Fundamental Warranties and the Environmental Warranties and claims for bad faith breaches of the Specified Covenant; and

(b)                                 the aggregate of the Share Consideration and any Deferred Consideration that has been paid by the Buyer to the Seller at the relevant time, for breaches of the Fundamental Warranties, the Tax Warranties, the Environmental Warranties, claims against the Seller for breach of the Specified Covenant (other than claims for bad faith breaches of the Specified Covenant), claims under the Tax Deed and claims under the indemnity set forth at clause 9.9(k), provided that, and without prejudice to the provisions of (a) above, the aggregate of all claims under or arising out of the Warranties, for breach of the Specified Covenant (other than claims for bad faith breaches of the Specified Covenant), under the Tax Deed and claims under the indemnity set forth at clause 9.9(k) shall in no case exceed the aggregate of the Share Consideration and any Deferred Consideration that has been paid by the Buyer to the Seller at the relevant time.

4.                                       The Seller shall be under no liability in respect of any claim under the Warranties given as at the date of this Agreement to the extent that the facts or circumstances giving rise thereto are fairly disclosed in the Disclosure Letter.  Without prejudice to the Buyer’s right under clause 14.1(e) to terminate this Agreement in the circumstances provided for therein, the Seller shall be under no financial liability in respect of any claim under the Warranties given as at Completion to the extent that the facts or circumstances giving rise thereto occur or arise after the date of this Agreement and are outside the control of the Seller or any of its Related Persons, each acting in good faith and with a reasonable level of skill and diligence, and are fairly and duly disclosed in writing to the Buyer by no later than the day which is five Business Days prior to the Completion Date. Nothing in the Disclosure Letter shall constitute a representation or warranty as to the accuracy of the information forming part of the Disclosure Letter.

5.                                       No liability (whether in contract, tort or otherwise) shall attach to the Seller in respect of any claim under the Warranties (other than the Fundamental Warranties) to the extent that:

5.1                                the claim is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability (subject to paragraph 3);

5.2                                 specific provision or reserve in respect of the matter giving rise to the claim shall have been made in the Completion Accounts and shall have been taken into account in the calculation of the Share Consideration in accordance with the provisions of clause 7 and schedule 7;

5.3                                 the claim occurs wholly or partly out of or the amount thereof is increased as a result of:

(a)                                  any change in the accounting principles or practices of any member of the Buyer’s Group introduced or having effect after the Completion Date unless the same is introduced to bring the accounting principles and practices into line with the generally accepted accounting principles and practices of the relevant jurisdiction including, where relevant, International Accounting Standards, in relation to a business of the type carried on by the Company or the Group Companies; or

(b)                                 save in relation to any Future Environmental Law (but only to the extent required for the purpose of paragraph 25.2(c) of Schedule 3), any change in law or regulation or in its interpretation or administration by the English courts or by any other fiscal, monetary or regulatory authority (whether or not having the force of law) introduced or having effect after the Completion Date; or

5.4                                 the loss or damage giving rise to the claim is actually recovered by the Buyer’s Group under any policy of insurance maintained by a Group Company as at Completion.

6.                                       In assessing any liabilities damages or other amounts recoverable by the Buyer as a result of any claim under the Warranties there shall be taken into account any benefit accruing to the Buyer’s Group including, without prejudice to the generality of the foregoing, any amount of any Relief obtained, utilised and retained by the Buyer’s Group or the net present value of any amount by which any Taxation for which the Buyer’s Group is liable to be assessed or accountable is reduced or extinguished, arising directly in consequence of the matter which gives rise to such claim.

7.                                       No liability will arise and no claim may be made under any of the Warranties to the extent that the matter giving rise to such claim is remediable, unless such matter shall not have been remedied to the reasonable satisfaction of the Buyer within the period of 15 days following the date of service of notice by the Buyer to the Seller.

8.                                       8.1                                 This paragraph 8 shall apply in circumstances where:

(a)                                  any claim is made against the Buyer’s Group by a third party which may give rise to a claim by the Buyer’s Group against the Seller under the Non-Tax Warranties or the indemnities set forth in clause 9.9; or

(b)                                 the Buyer’s Group is or may be entitled to make recovery from some other person any sum in respect of any facts or circumstances by reference to which the Buyer’s Group has or may have a claim against the Seller under the Non-Tax Warranties or the indemnities set forth in clause 9.9; or

(c)                                  the Seller shall have paid to the Buyer’s Group an amount in respect of a claim under the Non-Tax Warranties or the indemnities set forth in clause 9.9 and subsequent to the making of such payment the Buyer’s Group becomes or shall become entitled to recover from some other person a sum which is referable to that payment.

8.2                                 The Buyer, subject to it being indemnified to its reasonable satisfaction by the Seller in respect of any losses or costs it may suffer pursuant to the Seller’s actions in accordance with this paragraph 8, shall and shall procure that the Buyer’s Group shall:

(a)                                  (prior to taking any action against the Seller under the Non-Tax Warranties or the indemnities set forth in clause 9.9 in the case of paragraph 8.1(a) and paragraph 8.1(b)) promptly and diligently take all such action as the Seller may reasonably request including the institution of proceedings and the instruction of professional advisers approved by the Seller and acceptable to the Buyer (acting reasonably) to act on behalf of the Buyer to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Buyer’s Group as is referred to in paragraph 8.1(a) or to make such recovery by the Buyer’s Group as is referred to in paragraph 8.1(b) or paragraph 8.1(c), as the case may be, in accordance with the reasonable instructions of the Seller; and

(b)                                 not settle or compromise any liability or claim to which such action is referable without the prior written consent of the Seller which consent shall not be unreasonably withheld or delayed; and

(c)                                  in the case of paragraph 8.1(c) only, promptly following receipt of the relevant sum, repay to the Seller an amount equal to the amount so recovered (less any costs, expenses and tax incurred by the Buyer and its Related Persons in connection with the recovery of such amount) or, if lower, the amount paid by the Seller to the Buyer, provided that neither the Buyer nor any of its Related Persons shall be under any obligation to take any steps or action that the Buyer reasonably considers would, or would be reasonably likely to, be prejudicial to its business or to the business of any of its Related Persons.

9.                                       Nothing in this Agreement shall or shall be deemed to relieve the Buyer of any common law duty to mitigate any loss or damage incurred by it as a result of a breach of Warranty.

10.                                 For the avoidance of doubt, save to the extent expressly provided for in this schedule 4, any claim under the Tax Warranties shall be governed by the Tax Deed.

11.                                 The limitations of liability contained in this schedule 4 shall not apply to any liability for any claim to the extent that the same is attributable to fraud, fraudulent misrepresentation or fraudulent concealment on the part of the Seller or any of its Representatives or to any claim of any nature whatsoever under this Agreement other than a claim under the Warranties, save, in the case of paragraph 3 of this schedule 4, for a claim for a breach of the Specified Covenant other than such a claim for a bad faith breach of the Specified

Covenant and for claims under the indemnity set forth at clause 9.9(k) and, in the case of paragraph 8 of this schedule 4, for claims under the indemnities set forth in clause 9.9.

12.           Any failure by the Buyer or any of its Related Persons to comply with the requirements of this schedule (other than the specified time limit for the notification of claims or commencement of legal action as set out in paragraph 1) shall not absolve or release the Seller or any member of the Seller’s Group from liability, but shall entitle the Seller to claim a deduction from its liability to pay any claim in respect of a breach of Warranty to the extent it is financially prejudiced by such failure, and provided that the Seller shall have taken reasonable steps to mitigate such financial prejudice.

SCHEDULE 11

CONDUCT OF THE GROUP COMPANIES PRE-COMPLETION

1.             From the date of this Agreement until Completion, the Seller and the Czech Seller, as applicable, shall except as required by clauses 4.8 and 4.9 of this Agreement:

(a)           procure that each Group Company carries on its business only in the ordinary and usual course consistent with past practice;

(b)           procure that all reasonable steps are taken to preserve and protect the assets of each of the Group Companies and to preserve and retain the goodwill of their businesses (including the existing relationships with customers, employees and suppliers);

(c)           subject to clause 12 (Confidential Information) and the requirements of applicable law, procure that the Buyer’s Representatives shall be allowed, upon reasonable notice and during Working Hours, access to:  (i) the books and records (or those parts of such books and records) of each Group Company, including all statutory books, minute books, leases, contracts, supplier lists and customer lists, any notice or communication received from, or provided to, any Governmental Authority in connection with the business of any member of the Group, any communication received from a distributor, supplier or customer which is or could reasonably be expected to be material to the business of any Group Company or the Group, and any other information relating to the business, assets, operations or financial and trading position of any of the Group Companies, as the Buyer may reasonably request from time to time (but excluding any information that relates to the sale or divestiture process with respect to the Company or the Shares conducted by the Seller Guarantor and its Affiliates up to and including Completion, including strategy, other potential interested parties, negotiations, projections, or other information related thereto), together with the right to take copies (provided that such information is returned to the Seller promptly in the event that Completion does not occur); and (ii) with the prior consent of the Seller (not to be unreasonably withheld) the premises (including the Properties) used by, and management of, the Group Companies on such terms as are agreed between the Seller and the Buyer provided, however, that (i) the Buyer shall schedule such access through a designated officer of the Seller and in such a way as to avoid disrupting the normal business of the Group Companies, (ii) the Seller shall not be required to take any action which would, in the Seller’s judgment, constitute a waiver of the attorney client or other privilege, and (iii) the Seller need not supply any information which it is under a legal obligation not to supply;

(d)           not knowingly do or procure, and shall ensure that no Group Company or other member of the Seller Group shall knowingly do or procure, any act or omission which could be prevented with the exercise of reasonable diligence which would constitute or give rise to a breach of any Warranty (in the knowledge that such act or omission would constitute or give rise to such a breach) when the Warranties are repeated at Completion as provided in this Agreement;

(e)           make prompt disclosure to the Buyer of all relevant information which comes to the notice of the Seller or any other member of the Seller’s Group in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which the Seller reasonably believes constitutes, or would reasonably be expected to constitute a breach of any Warranty when the Warranties are repeated at Completion as provided in this Agreement;

(f)            procure that there is no declaration, authorisation, making or payment of a dividend or other distribution of any kind (other than the Pre-Completion Dividends) nor any reduction of its paid-up share capital by any Group Company;

(g)           procure that no share or loan capital or other security is created, allotted or issued or agreed to be created, allotted or issued by any Group Company and that no option over or other right to subscribe for any share or loan capital or other security is granted by any Group Company;

(h)           procure that there is no sale, purchase, redemption or repurchase by any Group Company or any member of the Seller Group of any share or loan capital or other security of any Group Company;

(i)            procure that each Group Company continues to make capital expenditures as contemplated by the Business Plan and that no Group Company makes any material capital expenditure not contemplated by the Business Plan;

(j)            procure that no Senior Employee is given notice of the termination of his or her employment or is dismissed (except for incompetence or gross misconduct or other reasonable cause justifiable in law) without the prior consent of the Buyer;

(k)           continue each Policy and not do or omit to do anything; which would make a Policy void or voidable;

(l)            procure that no amendment or other modification is made, and no waiver or consent is granted, under any of the constitutional documents of any of the Group Companies, and that no Group Company changes the nature or scope of its business;

(m)          procure that a claim is filed by Cyberview Czech as a creditor of Sazka in the Sazka Insolvency Proceedings in accordance with the requirements of the Czech Insolvency Act, in particular within the time limit for submission of claims by creditors provided for under that Act, and keep the Buyer fully and promptly informed of all material developments in the Sazka Insolvency Proceedings, including providing the Buyer with all material correspondence, communications and documents received by a Group Company in connection with the Sazka Insolvency Proceedings, including written legal advice in connection therewith; and

(n)           procure that no Contract to do, engage or cause any act or thing that would constitute a breach of any of the foregoing is entered into or approved by the Seller, any Group Company or any of their Related Persons.

2.             From the date of this Agreement until Completion, the Seller shall procure that, save with the prior written consent of the Buyer (such consent not to be unreasonably withheld):

(a)           none of the following are done, permitted or agreed to be done by or in relation to the Group Companies except as required by clauses 4.8 or 4.9 of this Agreement:

(i)            the reorganisation of any Group Company, or the discontinuance of any line of the business of any Group Company;

(ii)           any entry into or material modification of or termination of, any Significant Contract or a Contract of a long term or unusual nature, or any material modification of any Contract which would cause the relevant Contract to become a Significant Contract or a Contract of a long term or unusual nature.  For the purposes of this paragraph (ii), “Significant Contract” means a Contract which does or could reasonably be expected to generate annual revenues of at least, or involve annual expenditure in excess of, £100,000, and a “Contract of a long term or unusual nature” means a Contract that:  (A) is not capable of performance within its terms within twelve months after the date on which it is entered into or undertaken; (B) cannot be terminated on less than twelve months’ notice; (C) could involve an obligation or a liability for expenditure in excess of £100,000; or (D) may result in any material change in the nature or scope of the operations of any Group Company;

(iii)          the giving of or entry into any individual guarantee, indemnity or other agreement to secure an obligation of a third party;

(iv)          any increase in the amount of any Intra-Group Payables owed by any Group Company at the date of this Agreement or the creation of any new Intra-Group Payables or Receivables, in each case other than in the ordinary course of trading consistent with past practice;

(v)           the institution or settlement of, or agreement to settle, any litigation, where the institution or settlement would result in a payment to or by a Group Company of £50,000 or more, or the institution of any litigation against any customer of or supplier to any Group Company;

(vi)          the entry into, or the variation, termination of waiver of any rights in respect of, any transaction between a Group Company and any member of the Seller’s Group;

(vii)         the entry into or the material modification of any subsisting agreement with any trade union or other body representing its employees or relating to any works council;

(viii)        the creation of any Encumbrance over the Shares or the shares or (save for any Permitted Encumbrance) assets (including any Intellectual Property) of any Group Company, or any of them, in each case which are not released within 30 days of their creation;

(ix)           incur Financial Debt (except pursuant to facilities disclosed in the Disclosure Letter where the Financial Debt does not exceed the amount available to be drawn by each Group Company under those facilities);

(x)            the acquisition of, or entry into an agreement to acquire, or the disposal (whether by sale, license, lease or otherwise) of, or entry into an agreement to dispose (whether by sale, license, lease or otherwise) of, any asset (including any Intellectual Property) involving consideration, expenditures or liabilities in excess of £50,000 or of any stock, in each case, other than in the ordinary course and consistent with past practice or as contemplated by any Transaction Agreement;

(xi)           the adoption or change in any accountancy method relating to Tax (unless required by applicable accounting standards) or the making of or change to any election relating to Tax or settlement of any claim or assessment relating to Tax (unless and to the extent that the making or changing of election or settlement of claim or assessment is reflected in a provision for Tax in the Completion Accounts) or as required pursuant to the Tax Deed;

(xii)          the extension for a period longer than seven days of the period of time within which amounts due to any Group Company may be paid;

(xiii)         except for replacement of departing employees, employing or agreeing to employ any new persons full-time on terms that would result in compensation expenses of more than £50,000 per annum in the aggregate; or engaging any part-time employee or consultant whose employment or consulting contract cannot be terminated with no prior notice and without liability to any Group Company from and after Completion;

(xiv)        materially changing or amending the terms of employment (including pension fund commitments) of, or providing any new, increased or accelerated remuneration or benefits to, any employee, other than as required by law (in which case the Seller shall notify the Buyer of such change, increase or acceleration);

(xv)         the taking of any material step or action in connection with the Sazka Insolvency Proceedings, including exercising any voting rights at meetings of creditors of Sazka in the course of the Sazka Insolvency Proceedings;

(xvi)        agreeing to vary, amend or terminate the Sazka Contract or to waive any rights thereunder; and

(xvii)       entering into or approving any Contract to do, engage or cause any of the foregoing.

(b)           save as contemplated by the Transaction Agreements, none of the following things are done, permitted or agreed to be done in relation to the Properties:

(i)            termination or serving of any notice to terminate, surrender or accept any surrender of or waiving the terms of any lease, tenancy or licence;

(ii)           agreeing any new rent or fee payable under any lease, tenancy or licence;

(iii)          entering into or in any material respect varying any agreement, lease, tenancy, licence or other commitment; and

(iv)          entering into or approving any Contract to do, engage or cause any of the foregoing.

(c)           the members of the Seller Group providing services to any Group Company of a nature similar to those services described in the Transitional Services Agreements shall continue to provide such services in the ordinary course and consistent with past practice over a period of three months prior to the date of this Agreement.

Signed by	)
for and on behalf of IGT-UK GROUP	)	/s/ Patti S. Hart
LIMITED	)	Patti S. Hart
in the presence of:	)

/s/ Jill P. Reith
Jill P. Reith
Witness

[Signature page to Share Purchase Agreement]

Signed by	)
for and on behalf of	)	/s/ Patti S. Hart
INTERNATIONAL GAME	)	Patti S. Hart
TECHNOLOGY	)
in the presence of:	)	/s/ Jill P. Reith
Jill P. Reith
Witness

[Signature page to Share Purchase Agreement]

Signed by	)
for and on behalf of CYBERVIEW	)	/s/ Patti S. Hart
INTERNATIONAL, INC.	)	Patti S. Hart
)
in the presence of :	)

County of Clark

State of NEVADA

I, Jill P. Reith, a Notary Public for said County and State, do hereby certify that Patti S. Hart, personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and official seal, this 25th day of April, 2011.

(Seal)

/s/ Jill P. Reith
Notary Public
My commission expires: August 31, 2012

[Signature page to Share Purchase Agreement]

Signed by	)
for and on behalf of GLOBAL DRAW	)	/s/ Ian Timmis
LIMITED	)	Ian Timmis
in the presence of :	)

/s/ Phil Horne
Phil Horne
Witness

[Signature page to Share Purchase Agreement]

Signed by	)
for and on behalf of SCIENTIFIC	)	/s/ Jeffrey S. Lipkin
GAMES CORPORATION	)	Jeffrey S. Lipkin
in the presence of :	)

/s/ Alana J. Cohen
Alana J. Cohen
Witness

I hereby certify that the above signature, signed before me, is the true signature of Jeffrey S. Lipkin, who appeared before me and whose identity I have verified.

/s/ Carol L. Gilmore
A Notary Public in and for the
State of New York

(Seal)

[Signature page to Share Purchase Agreement]